Exhibit 2.1

Sale of business agreement
Tier Technologies (Australia) Pty Limited ABN 46 076 287 039
ADC Consultants Pty Limited ABN 68 003 649 536
GC Simsion, GR Bowles & Associates Pty Limited ABN 48 007 012 491
Tier Technologies, Inc
and
Oakton Limited ABN 50 007 028 711
[FREEHILS LOGO]
MLC Centre Martin Place Sydney New South Wales 2000 Australia Telephone 61 2 9225 5000 Facsimile 61 2 9322 4000 www.freehills.com.au DX 361 Sydney
SYDNEY MELBOURNE PERTH CANBERRA BRISBANE HANOI HO CHI MINH CITY SINGAPORE Correspondent Offices JAKARTA KUALA LUMPUR
Liability limited by the Solicitors' Limitation of Liability Scheme, approved under the Professional Standards Act 1994 (NSW)
Reference PJC:SMJ:30A

1

	9.3	Indemnity	21
10	Contracts and Property Leases		21
	10.1	Transfer of Contracts	21
	10.2	Obligations pending transfer	22
	10.3	Indemnity	22
	10.4	Property Leases	22
	10.5	Failure to transfer	23
	10.6	Transfer of Seller's rights to use the Third Party Intellectual Property	23
11	Employees and Contractors and Transitional Employees		23
	11.1	Offer of employment by Buyer	23
	11.2	Release of Transferring Employees by Seller	23
	11.3	Non-transferring Employees, Transferring Employees, Transferring Contractors and Buyer Transitional Workers	24
	11.4	Engagement of Contractors	24
	11.5	Pay-out of Transferring Contractors by Seller	24
	11.6	Seller responsible for non-transferring Contractors	24
	11.7	Indemnities	24
	11.8	Buyer Transitional Workers	25
	11.9	Seller Transitional Workers	26
	11.10	Reimbursement of Termination Liability	26
12	Superannuation		26
13	After Completion		27
	13.1	Access to Information, Record Retention, Cooperation	27
	13.2	Pre-Completion obligations of the Seller	28
	13.3	Restriction on use of Business Names, Domain Names and Trade Marks	28
	13.4	Restriction on use of the word "Tier" and Tier Intellectual Property	28
	13.5	Notice of Completion occurring	29
14	Competition		29
	14.1	Definitions	29
	14.2	Undertakings	29
	14.3	Exclusion from restraint	30
15	Warranties		30
	15.1	Warranties	30
	15.2	Disclosure	31
	15.3	Matters of Public Record	31
	15.4	Failure to transfer Contracts	31
	15.5	Undertaking not to make claims	32
	15.6	No reliance	32
16	Limitation of Liability		32
	16.1	Limitation of Liability	32
	16.2	No liability if loss is otherwise compensated for	33
	16.3	Acts of the Buyer	33
	16.4	Acts of the Seller	33
	16.5	Limitation to Buyer's period of ownership	33

2

	16.6	Limitation for future and past events	33
	16.7	Time limits	34
	16.8	Maximum amount of Claims	34
	16.9	Obligations of the claiming party	34
	16.10	Insurance and reimbursement	34
	16.11	Purchase Price	34
17	Termination		35
	17.1	Return of Information and Documents	35
18	Announcements and confidentiality		35
19	Duties, costs and expenses		35
	19.1	Duties	35
	19.2	Costs and expenses	36
	19.3	GST	36
20	Guarantee and indemnity		36
	20.1	Guarantee	36
	20.2	Payment	36
	20.3	Performance	36
	20.4	Indemnity	37
	20.5	Extent of guarantee and indemnity	37
	20.6	Avoidance of payments	37
	20.7	Principal and independent obligation	38
	20.8	Buyer's acknowledgment	38
	20.9	Continuing guarantee and indemnity	38
	20.10	Assigning benefit	39
	20.11	Exclusion of subrogation and other rights	39
	20.12	Deduction or withholding required	39
	20.13	Consideration	39
21	General		40
	21.1	Notices	40
	21.2	Governing law and jurisdiction	41
	21.3	Prohibition and enforceability	41
	21.4	Waiver	42
	21.5	Variation	42
	21.6	Cumulative rights and merger	42
	21.7	Continuing indemnities and survival of indemnities	42
	21.8	Default interest	42
	21.9	Further assurances	42
	21.10	Specific performance	42
	21.11	Entire agreement	42
	21.12	Third party rights	43
	21.13	Attorneys	43
	21.14	No assignment	43
	21.15	Counterparts	43
	21.16	Survival	43

3

Schedule 1—Warranties
Schedule 2—Trade Marks
Schedule 3—Employees
Schedule 4—Leasehold Properties
Schedule 5—Intellectual Property and Third Party Intellectual Property
Schedule 6—Plant and Equipment
Schedule 7—Accounting policies
Schedule 8—Accounts and Completion Statement
Schedule 9—Contractors
Schedule 10—Guarantees
Schedule 11—Key Clients
Schedule 12—Seller Transitional Workers
Schedule 13—Pro forma deed of novation
Schedule 14—Buyer Transitional Workers
Schedule 15—Other Excluded Assets and Other Excluded Liabilities
Schedule 16—Escrow Agreement
Schedule 17—Employment Terms & Contractors Terms
Schedule 18—Contracts
Schedule 19—Rates for Buyer Transitional Workers, Seller Transitional Workers & remediation work
Schedule 20—Data Room List
Schedule 21—Workforce (clause 11.10)
Schedule 22—Notice of assignment of Receivables

4

This sale of business agreement

    is made on the                        day of August 2002 between the following parties:

    1.
    Tier Technologies (Australia) Pty Limited
    ABN 46 076 287 039
    of 65 Berry Street, North Sydney, New South Wales, 2060

    2.
    ADC Consultants Pty Limited
    ABN 68 003 649 536
    of 65 Berry Street, North Sydney, New South Wales, 2060

    3.
    GC Simsion, GR Bowles & Associates Pty Limited
    ABN 48 007 012 491
    of 65 Berry Street, North Sydney, New South Wales, 2060

      (jointly and severally the Seller)

    4.
    Oakton Limited
    ABN 50 007 028 711
    of 262 Burwood Road, Hawthorn, Victoria, 3122 (    Buyer)

    5.
    Tier Technologies, Inc
    CFN 000-23195
    of 1350 Treat Boulevard, Suite 250 Walnut Creek, California, 94596
    (    Guarantor)

Recitals

    A.
    The Seller owns and conducts the Business.

    B.
    The Seller agrees to sell and the Buyer agrees to buy the Business, as a going concern, on the terms set out in this agreement.

    C.
    The Guarantor has agreed to guarantee the Seller's obligations under this agreement.

The parties agree

    in consideration of, among other things, the mutual promises contained in this agreement:

1    Definitions and interpretation

  1.1
  Definitions

    In this agreement:

    Accepted Liabilities means all the debts, liabilities and obligations on and from the Completion, pursuant to:

    (a)
    the Contracts which are assigned or novated to the Buyer as contemplated by this Agreement or in respect of which the Buyer otherwise has the benefit;

    (b)
    any act, matter or thing done or omitted to be done, or purported to have been done, in the conduct of the Business by the Buyer or any Related Corporation of the Buyer on or after the Completion Date;

    (c)
    the Guarantees;

    (d)
    the state or condition of any Plant and Equipment or of any Properties;

    (e)
    the Transferring Employees (including, without limitation, Leave Benefits in accordance with clause 11.2(c)) and the Transferring Contractors; and

    (f)
    to the extent not described in paragraphs (a)—(e) of this definition, any amounts provided for as a liability in the Completion Statement,

    but excluding the Excluded Liabilities;

    Accounting Policies means the policies set out in schedule 7;

    Accounting Standards means the Australian Accounting Standards from time to time and if and to the extent that any matter is not covered by Australian Accounting Standards means generally accepted accounting principles applied from time to time in Australia for a business similar to the Business;

    Accounts means the statement of Net Amount as set out in column A of schedule 8 (and reflecting the Accounts Date Net Amount) in respect of the Business as at close of business on the Accounts Date, prepared in accordance with the Accounting Policies and otherwise the Accounting Standards;

    Accounts Date means 30 June 2002;

    Accounts Date Net Amount means $4,780,443;

    Act means the Corporations Act 2001 (Cth);

    Agreed Form means, in relation to any document, a document in the form approved by the Buyer and the Seller and initialled by a representative of each of them for the purposes of identification;

    Agreement means this agreement all the schedules and annexures to this agreement;

    ASX means Australian Stock Exchange Limited;

    Authorisation includes:

    (a)
    any consent, registration, filing, agreement, notice of non-objection, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with a Government Agency; and

    (b)
    in relation to anything which a Government Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action or notice of intended intervention or action;

    Bank Indebtedness means any loans or financial accommodation made available by any bank or financial institution to the Seller in connection with the Business or on any account whatsoever but excluding the Guarantees;

    Business means the business of providing end-to-end services and solutions for the management and optimisation of information and information systems carried on by the Seller in Australia as at the Completion Date with respect to and to the extent of the Business Assets, the Transferring Employees and the Transferring Contractors;

    Business Assets means the following assets owned by the Seller and used in the Business:

    (a)
    the Business Intellectual Property;

    (b)
    the Business Records;

    (c)
    the Work In Progress

    (d)
    the Prepaid Expenses;

    (e)
    the Contracts;

    (f)
    the Goodwill;

    (g)
    the Plant and Equipment;

    (h)
    the Property Leases;

    (i)
    the Other Assets; and

    (j)
    the Receivables;

    but excluding the Excluded Assets;

    Business Day means a day on which banks are open for business in Sydney excluding a Saturday, Sunday or public holiday;

    Business Intellectual Property means:

    (a)
    the Domain Names;

    (b)
    the Trade Marks;

    (c)
    the Business Names; and

    (d)
    the intellectual property described in part A and part B of schedule 5,

    but excluding each of the Software Applications and the Tier Intellectual Property;

    Business Names means the following registered business names:

    (a)
    Infact;

    (b)
    SFC Consulting Services; and

    (c)
    Simsion Bowles & Associates;

    Business Records means to the extent owned by the Seller, all original or copy records of:

    (a)
    customer and supplier lists in respect of the Business;

    (b)
    records of the Contracts;

    (c)
    invoices of and other records relating to the Accepted Liabilities;

    (d)
    records of Transferring Employees and of the entitlements referred to in clause 12,

    but excludes the Excluded Records;

    Buyer Transitional Worker means those persons listed in schedule 14 who have accepted an offer of engagement from the Buyer under clause 11.8(a);

    Buyer Transitional Worker Termination Liability means:

    (a)
    in the case of an employee of the Seller who is a Buyer Transitional Worker:

    (1)
    the Employment Benefits and the Leave Benefits owing or accrued in respect of that employee in respect of the Seller's termination of the employment of such employee; and

    (2)
    all payments, debts, liabilities, obligations, claims and other losses in respect of or connected with the Seller's termination of employment of that employee howsoever arising (including but not limited to any unfair dismissal, unfair contract, breach of award, discrimination common law claims, or redundancy or severance payments made pursuant to an industrial instrumental otherwise) and in respect of:

        (A)
        whether the debts, liabilities, obligations or other Losses are present or future or actual, prospective, contingent or otherwise; or

        (B)
        the time at which a demand is made or claim instituted; and

    (b)
    in the case of a contractor of the Seller who is a Buyer Transitional Worker—any amount owing or paid by the Seller to that contractor in consequence of the termination of that contractor's engagement with the Seller;

    Cash on Hand means the cash on hand as represented by credit balances in the Seller's Bank Accounts of the Business, petty cash, and any deposits in transit or unremitted cash receipts, adjusted for any issued but uncleared cash disbursements as at the Cut-Off Time;

    Certified Agreement means an agreement certified by the Australian Industrial Relations Commission pursuant to the Workplace Relations Act 1996 (Cth);

    Charges means:

    (a)
    the registered charge in favour of St George Bank Limited over the assets of GC Simsion, GR Bowles & Associates Pty Ltd and allotted an ASIC charge number 739346;

    (b)
    the registered charge in favour of St George Bank Limited over the assets of Tier Technologies (Australia) Pty Ltd and allotted an ASIC charge number 722699; and

    (c)
    the registered charge in favour of St George Bank Limited over the assets of Tier Technologies (Australia) Pty Ltd and allotted an ASIC charge number 722700;

    Collateral Security means each present or future Security Interest, guarantee, indemnity, letter of credit, letter of comfort or other document or agreement created or entered into as security (directly or indirectly) for the payment to or by the Guarantor in respect of any obligation of the Seller;

    Completion means completion of the sale of the Business under clause 7;

    Completion Statement means the re-statement of the amounts referred to in the Accounts to reflect the Net Amount as at the Cut-Off Time and becoming finally binding under clause 5.1(e) or 5.2(c);

    Completion Date means the date on which Completion occurs;

    Completion Date Net Amount means the Net Amount determined as at the close of business as at the Cut-Off Time as reflected in the Completion Statement;

    Contractors means the independent contractors of the Seller used in the Business listed in schedule 9;

    Contractor Terms means the terms and conditions of engagement in, or substantially in the form set out in, Part B of schedule 17;

    Contracts means the agreements in respect of the Business to which the Seller is a party and which are wholly or partly to be performed on and from the Completion Date as exhaustively listed in schedule 18 and which for the avoidance of doubt excludes the Excluded Contracts;

    Cut-Off Time means close of business on:

    (a)
    31 August 2002 if Completion occurs on 1 September 2002; or

    (b)
    the day immediately preceding the Completion Date if Completion occurs after 1 September 2002;

    Data Room means those documents listed in the Data Room List;

    Data Room List means the list contained in schedule 20;

    Deposit means 10 per cent of the Headline Price;

    Determination Date means the third Business Day after the date on which the Completion Statement and the Completion Date Net Amount are agreed and become finally binding under clause 5.1(e) or 5.2(c);

    Disclosure Letter means the letter from, or prepared on behalf of, the Seller dated on or about the date of this agreement delivered to the Buyer on or before the execution of this agreement by the Buyer and which contains disclosures in respect of the Seller's Warranties;

    Disclosure Material means all information relating to the affairs of the Seller, the Business or the Business Assets provided by or on behalf of the Seller:

    (a)
    in the Data Room; or

    (b)
    in the Disclosure Letter; or

    (c)
    by way of a written response to any written request for information issued by the Buyer;

    (d)
    during the course of any presentation by the management of the Seller to the Buyer;

    (c)
    in the information memorandum prepared by or on behalf of the Seller dated June 2002;

    Dollars, A$ and $ means the lawful currency of the Commonwealth of Australia;

    Domain Names means the following domain names licensed to the Seller in the Business:

    (a)
    infact.com.au;

    (b)
    sba.com.au;

    (c)
    adc.com.au; and

    (d)
    sfc.com.au;

    Duty means any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of the duty or charge;

    Employees means the employees of the Business listed in schedule 3;

    Employment Benefits means all wages, salaries, remuneration, compensation and other employee benefits including (but not limited to) superannuation contributions, disability insurance premiums, income protection insurance premiums and salary continuance insurance premiums;

    Employment Terms means the terms and conditions of employment in, or substantially in the form set out in, Part A of schedule 17 and Part C of schedule 17 as applicable to each Employee;

    Encumbrance includes an interest or power:

    (a)
    reserved in or over an interest in any asset including any retention of title; or

    (b)
    created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

    by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation and includes any agreement to grant or create any of the above, but excludes liens arising in the ordinary course of business by operation of law and title retention in respect of stock in trade;

    Escrow Account means:

      BSB number: 182 222;

      Account number: 116 058 603;

      Macquarie Bank, level 11, 20 Bond Street Sydney NSW 2000;

    Escrow Agent means Williams Hatchman & Kean of level 15, 309 Kent Street, Sydney pursuant to the Escrow Deed;

    Escrow Period has the meaning ascribed in clause 4.5(a)(1);

    Escrow Deed means the escrow deed set out in schedule 16;

    Excluded Assets means all assets of the Sellers other than the Business Assets and includes (but is not limited to) the following assets:

    (a)
    Cash on Hand as at the Cut-Off Time;

    (b)
    the Excluded Records;

    (c)
    the Excluded Contracts;

    (d)
    any amount or indebtedness due to the Seller by a Related Tier Entity;

    (e)
    any income tax or tax loss carryforwards incurred up to the Cut-Off Time;

    (f)
    the Tier Intellectual Property;

    (g)
    any income tax refund due to the Seller; and

    (h)
    Other Excluded Assets;

    Excluded Contracts means the following:

    (a)
    contracts with AM Corporation Limited;

    (b)
    contracts with Employees and Contractors;

    (c)
    contracts of insurance;

    (d)
    any agreement between the Seller and a Related Corporation of the Seller or a Related Tier Entity; and

    (e)
    any agreement to the extent it relates to an Excluded Asset or an Excluded Liability, unless expressly assumed by the Buyer under this agreement;

    Excluded Domain Names means:

    (a)
    tier.com.au; and

    (b)
    au.tier.com;

    Excluded Liabilities means all payments, debts, liabilities and obligations of the Seller, irrespective of whether the debts, liabilities or obligations are present or future or actual, prospective, contingent or otherwise, other than the Accepted Liabilities, including:

    (a)
    any corporate income tax Liabilities of the Seller arising in respect of any profits accruing or transactions or circumstances occurring up to the Cut-Off Time;

    (b)
    any Bank Indebtedness;

    (c)
    any indebtedness owed by the Seller to a Related Tier Entity;

    (d)
    any Liability of the Seller arising in respect of the Excluded Assets, unless assumed by the Buyer under this agreement;

    (e)
    subject to clause 11.10 any Termination Liability;

    (f)
    Other Excluded Liabilities;

    (g)
    all Transferring Employee Termination Liability; and

    (h)
    all Buyer Transitional Worker Termination Liability;

    Excluded Records means those Business Records which the Seller is required by law to retain and any statutory records of the Seller;

    External Administrator means an administrator, receiver, receiver and manager, trustee, provisional liquidator, liquidator, or any other person (however described) holding or appointed to an analogous office or acting or purporting to act in an analogous capacity;

    Goodwill means the goodwill of the Business and includes the exclusive right for the Buyer to represent itself as carrying on the Business as the Seller's successor;

    Government Agency means any government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world;

    GST means the goods and services tax or similar value added tax levied or imposed in Australia under the GST Act and includes any replacement or subsequent similar tax but does not include any interest or penalties levied in relation to the GST Act;

    GST Act means A New Tax System (Goods and Services Tax) Act 1999 (Cth);

    Guarantee means the indemnities, bonds, guarantees or other similar securities given in favour of a third party by:

    (a)
    the Seller;

    (b)
    a Related Corporation of the Seller; or

    (c)
    any bank or financial institution,

    in respect of the Business on or before (and outstanding at) Completion as listed in schedule 10;

    Guaranteed Moneys means all monetary liabilities of the Seller to the Buyer under or in relation to this agreement and in any capacity, irrespective of whether the liabilities:

    (a)
    are present or future;

    (b)
    are actual, prospective, contingent or otherwise;

    (c)
    are at any time ascertained or unascertained;

    (d)
    are owed or incurred by or on account of the Seller alone, or severally or jointly with any other person;

    (e)
    are owed or incurred to or for the account of the Buyer alone, or severally or jointly with any other person;

    (f)
    are owed or incurred as principal, interest, fees, charges, Tax, damages (whether for breach of contract or tort or incurred on any other ground), losses, costs or expenses, or on any other account; or

    (g)
    comprise any combination of the above,

    and includes monetary liabilities under any Warranty or indemnity in this agreement;

    Headline Price means $7,697,501;

    Immediately Available Funds means cash or bank cheque drawn on an Australian trading bank or any other form of payment that the Buyer and Seller agree in writing;

    Information means the Business Records and the Excluded Records;

    Insolvency of a person includes:

    (a)
    the Winding Up of the person;

    (b)
    the appointment of an External Administrator to the person;

    (c)
    any composition, compromise, arrangement, merger, amalgamation, reconstruction, administration, assignment for the benefit of creditors or insolvency of, by, or adversely affecting the person and any procedure which is equivalent or analogous in any jurisdiction; and

    (d)
    the death or permanent incapacity of the person;

    Intangible Assets means Goodwill, the Business Intellectual Property and any other intangible assets of the Business;

    Key Clients means those clients in respect of the Business listed in schedule 11;

    Leave Benefits means annual leave, long service leave, and, if payable, accumulated sick leave and leave loading;

    Liabilities means, in relation to a person, all debts, liabilities and obligations of the person in respect of or connected with the Business irrespective of whether the debts, liabilities or obligations are present or future or actual, prospective, contingent or otherwise;

    Loss means any loss including any damage, claim, action, liability, cost, expense, charge, penalty, outgoing or payment and legal costs and expenses on a full indemnity basis;

    Material Client Contracts means the Contracts with clients of the Business which remain executory at the date of this agreement and which the Seller reasonably expects to derive revenue from the provision of services after the date of this agreement exceeding an amount of $250,000;

    Material Contract means a contract which:

    (a)
    is material to the proper and efficient operation of the Business as it has been conducted immediately prior to the date of this agreement; or

    (b)
    imposes on the Seller, or when assigned or novated under this agreement will impose on the Buyer, an obligation in respect of the Business or the Business Assets:

    (1)
    to pay more than $250,000; or

    (2)
    which materially restricts the places or manner in which the Business may be carried on; or

    (c)
    relates to the Business and which upon ceasing to be executory is more likely than not to result in a loss in excess of $250,000 to the Seller, or when assigned or novated under this agreement, the Buyer;

    Net Amount means, in relation to each of the Accounts and the Completion Statement respectively, the aggregate of the amount determined by subtracting the total amount of the Accepted Liabilities from the total amount of the Business Assets excluding the Intangible Assets and Cash on Hand but to the extent that the Accepted Liabilities include provisions for Leave Benefits for Transferring Employees, the amount recorded shall be 70 per cent of such liability, as becomes final and binding under clause 5.1(e) or 5.2(c);

    Other Assets means those investments, deposits and other tangible assets not specifically defined in this agreement but which are held in the operation of the Business and included in the Accounts and the Completion Statement;

    Other Excluded Assets means those assets listed in Part A of schedule 15;

    Other Excluded Liabilities means those liabilities listed in Part B of schedule 15;

    Personal Superannuation Funds means the superannuation funds (other than the Seller's Fund) into which the superannuation contributions of certain Employees are made;

    Plant and Equipment means the plant and equipment listed in schedule 6 at written down value as of Cut-Off Time;

    Prepaid Expenses means amount paid in advance by the Seller for goods or services to be supplied to the Business after the Cut-Off Time;

    Properties means the properties leased under the Property Leases;

    Property Leases means the leases of the real property at which the Business is carried on listed in part 2 of schedule 4;

    Provision for Doubtful Debts for the purposes of the Completion Statement means 1% of the Receivables balance as at the Cut-Off Time;

    Public Authority includes any government and any governmental, semi-governmental, public, administrative, regulatory or judicial entity, in Australia, USA or elsewhere. It includes a minister, a statutory corporation, a self regulatory organisation or supervisory authority established by statute and any market licensee of a financial market (as defined in Chapter 7 of the Corporations Act 2001 (Cth)) and any overseas stock or futures exchange;

    Purchase Price has the meaning given to it in clause 4.1;

    Receivables means the trade debts (inclusive of GST) owed to the Seller and billed by the Seller as at the Cut-Off Time in respect of the Business as provided for in the Completion Statement;

    Receivable Withholding Amount means an amount equal to 35% of the Receivable balance as at the Cut-Off Time as may be adjusted under clause 4.6 having regard to the Completion Statement;

    Related Corporation means a "related body corporate" as that expression is defined in the Act;

    Related Tier Entity means Tier Technologies, Inc. and Tier Technologies UK, Inc;

    Relevant Person means each of:

    (a)
    the Seller;

    (b)
    each Related Corporation of the Seller; and

    (c)
    any adviser, legal representative or consultant to the Seller or a Related Corporation of the Seller;

    Security Interest includes a mortgage, charge, lien or pledge or any other right by way of security (including a right of set-off in respect of a deposit or a right to retain funds the subject of a flawed deposit arrangement) of a creditor to have its claims satisfied prior to other creditors with or from the proceeds of any asset;

    Seller means Tier Technologies (Australia) Pty Ltd, ADC Consultants Pty Ltd and GC Simsion, GR Bowles & Associates Pty Ltd jointly and severally and a reference to "Seller" includes a reference to each individually unless this Agreement provides otherwise;

    Seller Transitional Worker means each of the employees and contractors of the Seller listed in schedule 12;

    Seller's Bank Accounts means:

      BSB number: 332 082;

      Account number: 551 544 952;

      St George Bank, level 12, 65 Berry Street, North Sydney, NSW 2060;

    Seller's Fund means the Tier sub-plan within the ASGARD Corporate Superannuation Service;

    Software Applications means the rights of the Seller to use the software described in part C of schedule 5;

    Tangible Assets means the Plant and Equipment, and the assets leased, hired or otherwise used in the Business under a Contract;

    Tax means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding which is assessed, levied, imposed or collected by any Government Agency and includes any interest, fine, penalty, charge, fee or other amount imposed in respect of the above;

    Termination Liability means:

    (a)
    in the case of an employee of the Seller—all payments, debts, liabilities, obligations, claims and other Losses in respect of or connected with the Seller's termination of employment of any employee of the Seller who is not a Transferring Employee howsoever arising (including but not limited to any unfair dismissal, unfair contract, breach of award, discrimination common law claims, or redundancy or severance payments made pursuant to an industrial instrument or otherwise) and irrespective of:
    (1)
    whether the debts, liabilities, obligations or other Losses are present or future or actual, prospective, contingent or otherwise; or

    (2)
    the time at which a demand is made or claim instituted; and
    (b)
    in the case of a contractor of the Seller—any amount paid by the Seller to a contractor of the Seller who is not a Transferring Contractor in consequence of the termination of that contractor's engagement with the Seller after Completion;

    Third Party Intellectual Property means the intellectual property used in relation to, or forming part of, the Business which is owned by a person other than the Seller including the Third Party Intellectual Property listed in part B of schedule 5 and the Software Applications;

    Tier Intellectual Property means:

    (a)
    the Excluded Domain Names; and

    (b)
    all trade marks using the word "Tier" registered in the name of Tier Technologies Inc including (but not limited to):
    (1)
    Tier—in all classes including (but not limited to) 41, 35 and 42—registration numbers 76/149442, 76/149441 and 76/145610;

    (2)
    Tier and design—in all classes included (but not limited to) 41, 35 and 42—registration numbers 76/177473, 76/177471 and 76/177472;

    (3)
    Tier—registration number 872175 (in Australia);

    (4)
    Tier and design—registration number 872176 (in Australia);

    (5)
    Tier Technologies—in class 42—registration number 75/234121;

    (6)
    Tier Technologies and design—in class 42—registration number 75/409495, 75/409494 and 75/409493;

    (7)
    T and design—registration number 75/409498, 75/409496 and 75/409497;

    (8)
    Tier Technologies—registration number 730881 (in Australia); and

    (9)
    Tier Corporation—registration 74/705337

    (10)
    Expect A Lot—registration number 76/352918; and
    (c)
    all unregistered trade marks or service marks of Tier Technologies Inc including (but not limited to):

    (1)
    There Is A Strategy For Everything We Do;

    (2)
    Beyond Talk; and

    (3)
    We Have A Passion For Results;

    (d)
    all right, title and interest held by any of the Related Tier Entities in the intellectual property described in schedule 5;

    and any names, words, logos, devices, marks, packaging or get up associated with the above domain names, trade marks or service marks other than the Trade Marks, Business Names and Domain Names;

    Trade Marks means the registered and unregistered trade marks used in the Business or forming part of the Business Assets listed in schedule 2;

    Transfer Approvals means all necessary consents, approvals, and Authorisations required to be obtained, and actions required to be performed, by the Seller so that the Seller is entitled to assign the Property Leases to the Buyer;

    Transferring Contractor means a Contractor who accepts the Buyer's offer of engagement made under clause 11.4;

    Transferring Employee means an Employee who accepts the Buyer's offer of employment made under clause 11.1;

    Transferring Employee Termination Liability means:

    (a)
    in the case of an employee of the Seller who is a Transferring Employee—all payments, debts, liabilities, obligations, claims and other Losses in respect of or connected with the Seller's termination of employment of that employee howsoever arising (including but not limited to any unfair dismissal, unfair contract, breach of award, discrimination common law claims, or redundancy or severance payments made pursuant to an industrial instrument or otherwise) and irrespective of:

      (1)
      whether the debts, liabilities, obligations or other Losses are present or future or actual, prospective, contingent or otherwise; or

      (2)
      the time at which a demand is made or claim instituted; and
    (b)
    in the case of a contractor of the Seller who is a Transferring Contractor—any amount owing or paid by the Seller to that contractor in consequence of the termination of that contractor's engagement with the Seller;

    Valuer means Deloitte Touche Tohmatsu; and

    Warranties means in relation to the Buyer, the representations and warranties set out in part A of schedule 1, in relation to the Seller, the representations and warranties set out in part B of schedule 1 and clause 8.1(d) and in relation to the Guarantor, the representations and warranties set out in clause 15.1(b)(3); and

    Winding Up includes:

    (a)
    dissolution, liquidation, provisional liquidation and bankruptcy; and

    (b)
    any analogous or equivalent procedure in any jurisdiction;

    Work In Progress means all work done by or on behalf of the Seller for clients of the Business prior to the Completion Date but not yet billed as at the Cut-Off Time.

  1.2
  Interpretation
  (a)
  In this agreement, headings and bold type are for convenience only and do not affect the interpretation of this agreement and unless the context otherwise requires:

  (1)
  words importing the singular include the plural and vice versa;

  (2)
  other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

  (3)
  an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

  (4)
  a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this agreement and a reference to this agreement includes any annexure, exhibit and schedule;

  (5)
  a reference to legislation includes any change to, consolidation or replacement of it, whether passed by the same or another Government Agency with legal power to do so, and any delegated legislation or proclamation issued under it;

  (6)
  a reference to a document includes all amendments or supplements to or replacements or novations of that document;

  (7)
  a reference to a party to a document includes that party's successors and permitted assigns;

  (8)
  no provision of this agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision;

  (9)
  a covenant or agreement on the part of two or more persons binds them severally;

      (10)
      a reference to an agreement other than this agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding, whether or not in writing;

      (11)
      a reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind;

      (12)
      a reference to "claim" includes any claim or cause of action and whether made at law, in equity or under statute; and

      (13)
      a reference to a body other than a party to this agreement (including an institute, association or authority) whether statutory or not which ceases to exist or whose powers or functions are transferred to another body, is a reference to the body which replaces it or which substantially succeeds to its powers or functions.
    (b)
    In this agreement, unless otherwise expressly stated, "including" means "including but not limited to" and "include" and "includes" have corresponding meanings.

    (c)
    Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

    (d)
    Where any of the Seller's Warranties is qualified by the expression "as far as the Seller is aware", "to the best of the Seller's knowledge" or any similar expression, that statement shall be limited to the actual knowledge or awareness of David Laidlaw, Sally White, Julie James, Lee Rocher, Gregory Hill, Bob Peebles, Geoff Kilby, Graham Barker and Michael Beckett.

2    Conditions for Completion

  2.1
  Conditions

    The parties' obligation to complete the sale and purchase of the Business Assets does not become binding until each of the following conditions has been satisfied:

    (a)
    Employees: the Buyer has made offers to Employees under clause 11.1 and within 10 days after making such offers more than 80% of all Employees by number have accepted such offers. For the avoidance of doubt, fractional numbers are to be rounded down to the nearest whole number.

    (b)
    Contractor: the Buyer has made offers to Contractors under clause 11.4(a) and within 10 days after making such offers more than 80% of all Contractors by number have accepted such offers. For the avoidance of doubt, fractional numbers are to be rounded down to the nearest whole number.

    (c)
    Property Leases: the Seller has obtained an assignment (subject to Completion) of the Properties to the Buyer on substantially the same terms (which for the avoidance of doubt must not include any increase to the rent payable) as those applying to the Seller.

    (d)
    Key Clients: the Buyer is reasonably satisfied with its due diligence investigations in respect of the Key Clients.

  2.2
  Satisfaction of conditions
  (a)
  Each of the Seller and the Buyer must use its best endeavours to satisfy the conditions in clause 2.1 by the earlier of:

  (1)
  the time specified in clause 2.1 for satisfaction of the conditions; and

  (2)
  31 August 2002.

      Each party must give the other all reasonable assistance and information for that purpose. The Buyer must make the offers described in clauses 2.1(a) and 2.1(b) in accordance with clause 11.

    (b)
    The Buyer and the Seller must each promptly notify the other upon becoming aware that any condition in clause 2.1 is satisfied or becomes incapable of being satisfied.

    (c)
    The conditions:
    (1)
    in clauses 2.1(a) and 2.1(b) are for the benefit of the Seller and the Buyer and may be waived (in whole or in part) only by written agreement between them. If the conditions in clauses 2.1(a) and 2.1(b) have not been waived or satisfied by the time specified in clauses 2.1(a) and 2.1(b), the Buyer and the Seller may agree to extend the time to satisfy either or both of those conditions;

    (2)
    in clause 2.1(c) are for the benefit of the Buyer only and may be waived (in whole or in part) only by written notice from the Buyer to the Seller; and

    (3)
    in clause 2.1(d) are for the benefit of the Buyer and this condition will be deemed to be satisfied if within 8 days after the date of this Agreement the Seller has not received a written notice from the Buyer stating that the condition has not been satisfied, provided that the Seller has scheduled appointments with an appropriate person at each Key Client for the purpose of introducing the Buyer to that Key Client during the first 3 days after the date of the Agreement and such appropriate person attends the appointment. The 8 day period referred to in this clause 2.2(c)(3) extends:
    (A)
    automatically and to the extent to which the Seller could not schedule appointments with an appropriate person at the Key Clients, or an appropriate person at the Key Client could not attend such appointments as scheduled, in the 3 days after the date of the Agreement; or

    (B)
    if and to the extent that the Seller, in its absolute discretion, thinks fit.
    (d)
    Either the Buyer or the Seller may terminate this agreement by notice to the other if the conditions in clause 2.1 have not been satisfied or waived by 30 September 2002.

    (e)
    If this agreement is terminated under clause 2.2(d), it has no further effect and neither the Buyer nor the Seller is liable to the other except in respect of a breach of this agreement occurring before termination or under a clause of this agreement which survives termination.

3    Sale and purchase

  3.1
  Sale of Business Assets

    Subject to Completion and the terms of this agreement, the Seller must sell and the Buyer must buy the Business Assets and assume the Accepted Liabilities for the Purchase Price with effect from Completion on the Completion Date.

  3.2
  Title and risk

    Subject to Completion and the terms of this agreement, title to and risk in the Business Assets will pass to the Buyer at Completion.

4    Purchase Price

  4.1
  Purchase Price

    The Purchase Price is the Headline Price adjusted in accordance with clause 4.2.

  4.2
  Adjustment of Purchase Price
  (a)
  If the Completion Date Net Amount is less than the Accounts Date Net Amount, then on the Determination Date the Seller must pay an amount equal to the shortfall to the Buyer in Immediately Available Funds.

  (b)
  If the Completion Date Net Amount is more than the Accounts Date Net Amount, then on the Determination Date the Buyer must pay an amount equal to the excess to the Seller in Immediately Available Funds.
  4.3
  Deposit
  (a)
  On signing this agreement, the Buyer must pay the Deposit to the Escrow Agent in Immediately Available Funds on account of the Purchase Price.

  (b)
  The Escrow Agent must:

  (1)
  invest the Deposit until Completion, rescission or termination of this agreement in the Escrow Account; and

  (2)
  withdraw the Deposit and accrued interest on Completion, rescission or termination of this agreement and pay it to the person entitled to it under this clause 4.3.
  (c)
  Interest on the Deposit is payable to the person entitled to the Deposit under this clause 4.3.

  (d)
  The Seller is entitled to the Deposit if this agreement is completed or if the Deposit is forfeited under clause 4.3(f). The Deposit shall automatically be released to the Seller on Completion and shall form part of the Headline Price.

  (e)
  The Buyer is entitled to the Deposit if this agreement is not completed unless the Deposit is forfeited under clause 4.3(f).

  (f)
  If the Seller exercises a right to rescind or terminate this agreement due to the default of the Buyer (and, for the avoidance of doubt, excluding pursuant to clause 2.2(d) or 7.2), without prejudice to any other rights or remedies the Seller may have, the Buyer forfeits and the Seller may retain the Deposit.

  4.4
  Payments at Completion

    At Completion the Buyer must pay:

    (a)
    the Headline Price less the amount of the Deposit less the Receivable Withholding Amount on account of the Purchase Price to the Seller in Immediately Available Funds; and

    (b)
    the Receivable Withholding Amount to the Escrow Agent in Immediately Available Funds.

  4.5
  Receivable Withholding Amount

  (a)
  The parties shall instruct the Escrow Agent to:

  (1)
  invest the Receivable Withholding Amount until 7 Business Days after the date 120 days after the Completion Date (Escrow Period) in the Escrow Account; and

  (2)
  on expiry of the Escrow Period withdraw the Receivable Withholding Amount and pay it to the person entitled to it under this clause 4.5; and

  (3)
  pay all interest accrued on the Receivable Withholding Amount to the Buyer.

    (b)
    At the expiry of the Escrow Period:

    (1)
    if the Escrow Agent has not received notice from the Buyer in respect of any of the Receivables not having been fully collected within 120 days after Completion (Collection Window), then the Escrow Agent must pay the Receivable Withholding Amount in full to the Seller; and

    (2)
    if the Escrow Agent has received notice from the Buyer (Buyer Notice) in respect of the amount of Receivables not having been fully collected within 120 days after Completion (Uncollected Receivables);

        then the Escrow Agent must:

      (3)
      from the Receivable Withholding Amount, pay to the Buyer within 7 days of receipt of the Buyer Notice the total of the Uncollected Receivables less the Provision for Doubtful Debts in the Completion Statement and the Buyer shall supply notice to the Seller with documentation on all Receivables that remain uncollected at the expiry of the Collection Window; and

      (4)
      pay the balance of the Receivable Withholding Amount (if any) to the Seller.

    (c)
    The costs of the Escrow Agent must be borne by the Seller..

    (d)
    For the avoidance of doubt, no liability of the Seller under this Agreement in relation to the Receivables is reduced or affected in the event that the Receivable Withholding Amount is not sufficient to meet any such liability.

  4.6
  Adjustment of Receivable Withholding Amount

    If the Receivable Withholding Amount paid to the Escrow Agent on Completion (First Amount) is different from the amount equal to 35% of the Receivables at the Cut-Off time as set out in the final and binding Completion Statement (such 35% being the Final Amount) the following shall apply:

    (a)
    If the Final Amount is less than the First Amount the Seller shall be entitled to the difference and the parties shall instruct the Escrow Agent forthwith to release such difference from escrow and pay it to the Seller.

    (b)
    If the Final Amount is more than the First Amount the Seller must forthwith pay such difference to the Escrow Agent to be held on escrow on the same terms as the First Amount.

  4.7
  Notification of Receivable Withholding Amount

    No later than 9.30am on the Completion Date the Seller must notify the Buyer the Receivables at the Cut-Off Time and the Receivables Withholding Amount.

5    Completion Adjustment

  5.1
  Completion Statement
  (a)
  Within 20 Business Days after the Completion Date, the Seller must prepare and deliver to the Buyer a draft of the Completion Statement in the form set out in schedule 8.

  (b)
  The Buyer must give the Seller all information and assistance reasonably requested by the Seller for the purpose of preparing the Completion Statement.

  (c)
  The Completion Statement must be prepared consistently with the Accounting Policies and otherwise in accordance with the Accounting Standards other than in relation to provisions for doubtful debts, in which case the Provision for Doubtful Debts shall be 1% of the Receivables.

    (d)
    The Buyer must use its best endeavours to agree on the Completion Statement within 10 Business Days after the Seller delivers the draft of the Completion Statement to the Buyer.

    (e)
    If the amounts in the Completion Statement are agreed by the Buyer, the Completion Statement shall be final and binding on the parties.

    (f)
    If the Buyer does not agree within the period referred to in clause 5.1(d) that the Completion Statement has been prepared on the basis provided for in this agreement, the Buyer may at any time within 5 Business Days after the end of that period, and upon written notice to the Seller, refer the matters in dispute to the Valuer for determination in accordance with clause 5.2.

    (g)
    If clause 5.1(f) applies, but no referral is made to the Valuer within the period referred to in clause 5.1(f), the matter determined by the Seller is final and binding on the parties from the date the period ends.

    (h)
    The Seller must give the Buyer all information and assistance reasonably requested by the Buyer for the purpose of reviewing the Completion Statement.

  5.2
  Valuer

  (a)
  The Buyer and the Seller must give the Valuer their full cooperation and full access to their respective books, personnel, records and working papers and any information the Valuer requires to complete a determination under clause 5.1.

  (b)
  Each party may make submissions to the Valuer in respect of a determination.

  (c)
  The Valuer's written determination is final and binding on the parties and the Completion Statement will be deemed to be amended (if at all) accordingly.

  (d)
  In making a determination the Valuer acts as an expert and not as an arbitrator.

  (e)
  The costs of the Valuer (if instructed) must be borne equally by the Seller and the Buyer.

6    Period before Completion

  6.1
  Carrying on of the Business
  (a)
  Between the date of this Agreement and Completion the Seller must conduct the Business in the ordinary course and must:

  (1)
  obtain and maintain in full force all material Authorisations required for or in connection with the Business and the Business Assets;

  (2)
  materially comply with all laws binding on it or affecting any of the Business Assets;

  (3)
  pay, perform or discharge all Liabilities as they fall due and make no change to its policy or manner of invoicing or collection of Receivables that would delay or impair collection of Receivables;

  (4)
  use its reasonable endeavours to inform the Buyer of any matter of which the Seller becomes aware and which may have a materially adverse effect on the Business; and

  (5)
  not do or refrain from doing anything which may adversely affect the Goodwill.

  (b)
  Between the date of this Agreement and Completion, the Guarantor must not do or refrain from doing anything which may adversely affect the Goodwill.

    (c)
    Between the date of this Agreement and Completion the Seller must not, without the Buyer's prior written consent which consent shall not be unreasonably withheld:

    (1)
    dispose of or acquire any Business Asset other than in the ordinary course of business;

    (2)
    enter into any Material Contract or vary the terms of, or terminate, any Material Contract;

    (3)
    terminate the employment of any Employee, other than for cause; or

    (4)
    terminate the engagement of any Contractor, other than for cause.
  6.2
  Access

    Before the Completion Date the Seller must:

    (a)
    allow the Buyer and any person authorised by the Buyer reasonable access during normal business hours to inspect the Business Assets, the Business Records and the Properties; and

    (b)
    allow the Buyer reasonable access during normal business hours in order for the Buyer to liaise with clients of the Business (including the Key Clients) and the Employees and the Contractors provided that:

    (1)
    the Buyer or any person authorised by the Buyer is accompanied at all times by a representative of the Seller; and

    (2)
    in doing so there is no interference with or affect upon the normal day to day management or operations of the Business.

7    Completion

  7.1
  Date for Completion
  (a)
  As early as practicable but no later than 2pm on 2 September 2002, provided that the conditions in clause 2.1 are satisfied on or before 31 August 2002, otherwise 5 Business Days after the last condition in clause 2.1 is either satisfied or unconditionally waived (but subject to clause 2.2(d)) or any other time and date that the Buyer and Seller agree, the Buyer and Seller must meet at the office of Freehills at 101 Collins Street, Melbourne, Victoria and complete the sale and purchase of the Business Assets and assumption of the Accepted Liabilities by performing all their respective obligations under clauses 7.3 to 7.5 inclusive.

  (b)
  Subject to clause 7.2, if either party does not complete this agreement at the time stipulated for Completion under clause 7.1(a) or being unable or otherwise failing to satisfy all of their respective obligations under clauses 7.3 to 7.5 inclusive, the other party may give to the first mentioned party notice to complete and the parties agree that 7 days is sufficient notice to complete and that upon the giving of notice to complete time will be of the essence of this agreement.
  7.2
  Termination

    If Completion does not occur on or before 30 September 2002 for any reason, either the Buyer or the Seller may terminate this agreement by notice to the other, provided that the party giving the notice is not in default under this Agreement.

  7.3
  Delivery of documents by Seller

    At Completion, the Seller must deliver to the Buyer the following documents properly signed or executed by the Seller and any other relevant party (other than the Buyer) where required:

    (a)
    ASIC Form 312 in relation to each of the Charges, discharging them in full, executed by St George Bank Limited;

    (b)
    assignments of the Property Leases;

    (c)
    novations or assignments of any Material Client Contracts which have been transferred to the Buyer before Completion in accordance with clause 10.1;

    (d)
    assignments of the Trade Marks in the Agreed Form and assignments of any of the other Business Intellectual Property required by the Buyer in the form and on terms approved by the Buyer;

    (e)
    statement of change of persons or in particulars in respect of each Business Name in favour of the Buyer for each place where a Business Name is registered and in respect of the name "ADC Consultants" for each of New South Wales, Victoria and Queensland;

    (f)
    forms and documents authorising the transfer or termination of each Domain Name sufficient to enable the Buyer to become the registered holder of each Domain Name;

    (g)
    any other document reasonably required by the Buyer to transfer the Business Assets to the Buyer and to complete the sale under this agreement;

    (h)
    ASIC form 205 notifying the change in the name of ADC Consultants Pty Limited to a name dissimilar to "ADC Consultants"; and

    (i)
    a tax invoice pursuant to clause 19.3(d) in respect of the amount payable by the Buyer under clause 7.5(c).

  7.4
  Delivery of Business Records and other documents

    Subject to the Buyer complying with its obligations under clause 7.5, on Completion the Seller must make the Business Records, the Tangible Assets and documentation relating to the Software Applications available to the Buyer at the Properties.

  7.5
  Buyer's obligations at Completion

    At Completion, the Buyer must:

    (a)
    deliver to the Seller counterparts executed by the Buyer of those documents listed in clause 7.3 that are to be executed by the Buyer;

    (b)
    procure the unconditional release of the Seller from the Guarantees on and from the Completion Date, including where necessary or required, the provision by the Buyer of indemnities, bonds, guarantees or other similar securities as may be acceptable to the beneficiary of any such Guarantees; and

    (c)
    pay the amounts specified in clause 4.4.

  7.6
  Completion
  (a)
  Completion is taken to have occurred when each party has performed all its obligations under this clause 7.

  (b)
  The Seller acknowledges that on Completion, the Buyer will have possession of the Properties and full and unrestricted possession of all the Business Assets.

8    Receivables

  8.1
  Collection by Buyer
  (a)
  Buyer must act in good faith and use at least the same effort in collecting the Receivables as it would had the Receivables been derived in the ordinary course of the Buyer's business.

  (b)
  Buyer shall provide Seller weekly accounts Receivable aging reports and periodic (at least monthly) reports on the collection of the Receivables. Such report shall include details of Buyer effort to procure payment of the Receivables and support for cash receipts and the application of such cash against specific invoices.

  (c)
  Seller shall provide Seller Transitional Workers assistance in collecting the Receivables at no cost or risk to the Buyer. Buyer agrees to provide reasonable assistance and access (both at no cost to Seller) to records to assist Seller Transitional Workers in this process.

  (d)
  The Seller warrants to the Buyer that the Receivables shall be fully recovered by the Buyer within the Escrow Period. In the event that the Receivables are not so recovered the recourse of the Buyer is firstly to the Provision for Doubtful Debts, secondly to the Receivable Withholding Amount in accordance with clause 4.5 and thereafter, should that not be sufficient, to the Seller. The Seller shall pay such unrecovered Receivables on demand therefor by the Buyer. For the avoidance of doubt, the parties agree that the Buyer shall have such recourse to the Seller or the Guarantor without any limitation as described in clause 16.

  (e)
  The obligation in clause 8.1(a) shall continue to apply (at no cost to the Seller) after the Escrow Period. As and when any Receivables shall thereafter be collected by the Buyer, the Buyer shall pay such amounts to the Seller. Buyer shall provide a monthly report to the Seller as described in clause 8.1(b) for the 6 months after the Escrow Period. Thereafter the reporting obligation shall cease.

  8.2
  Notice of Assignment of Receivables

    Within 3 Business Days after the Completion Date, the Seller must properly sign and deliver notices of assignment of the Receivables in the form set out in schedule 22 to be sent to all the counterparties to the Contracts immediately after Completion.

  8.3
  Payments received by the Buyer after Completion

    After Completion, if the Buyer receives any amount in respect of any Excluded Asset, the Buyer must pay that amount to the Seller within 5 days after receiving it. Any such receipt will be held by the Buyer as agent of the Seller.

9    Liabilities

  9.1
  Seller's responsibility for Liabilities
  (a)
  The Seller retains and must pay, perform or discharge the Excluded Liabilities.

  (b)
  The Buyer is liable for and must assume and pay the Accepted Liabilities provided for in the Completion Statement on and from the Completion Date as and when they fall due unless the Buyer can demonstrate a genuine dispute with the creditors the subject of those Accepted Liabilities.

  (c)
  The parties acknowledge and agree that notwithstanding the inclusion in the Net Amount and the Completion Statement of an amount equal to 70% of the Leave Benefits for Transferring Employees, a reference in this Agreement to a liability of the Buyer to pay such Leave Benefits is a liability of the Buyer to pay 100% and not the 70% as recorded. Without limitation, this includes the obligation to pay in relation to Transferring Employees under clause 11.2(c).
  9.2
  Reimbursement
  (a)
  If the Seller or any person on behalf of the Seller receives notice of delinquency with respect to an Accepted Liability provided for in the Completion Statement, the Seller must provide notice to the Buyer. If the Buyer does not provide documentation of a valid dispute or confirm previous payment within 10 days of the notice from the Seller to the Buyer, then the Seller or any person on behalf of the Seller may pay such amount.

  (b)
  The Buyer must reimburse or compensate the Seller within 5 Business Days after the Seller provides evidence of such payment.
  9.3
  Indemnity
  (a)
  The Buyer indemnifies the Seller in respect of any Loss which the Seller pays, suffers, incurs or is liable for at any time:
  (1)
  arising out of the Buyer's ownership of the Business Assets on or after the Completion Date or the operation or conduct of the Business after Completion; or

  (2)
  in connection with the failure of the Buyer to pay or discharge the Accepted Liabilities on and from the Completion Date.
  (b)
  Each of the Seller and the Guarantor jointly and severally indemnifies the Buyer in respect of any Loss which the Buyer pays, suffers, incurs or is liable for at any time arising out of the Seller's ownership of the Business Assets before the Completion Date or the operation or conduct of the Business before Completion.

10    Contracts and Property Leases

  10.1
  Transfer of Contracts
  (a)
  Subject to clause 10.5, the Seller must use its reasonable endeavours to procure that on or before Completion each Material Client Contract is novated in favour of the Buyer with effect from the Completion Date in substantially the same form set out in schedule 13.

    (b)
    If the consent of a third party is required to novate or assign a Contract, the Buyer and the Seller must use their best endeavours to obtain that consent prior to the Completion Date.

    (c)
    Without limiting the Buyer's obligations under clause 10.1(b), where the Seller or a Related Corporation of the Seller has given or procured a third party to give any Guarantee the Buyer must give or provide an equivalent security to the beneficiary of the Guarantee and take any other action reasonably required by the other party to obtain the release of the Seller or a Related Corporation of the Seller or such third party, as the case may be, from the Guarantee.

  10.2
  Obligations pending transfer

    Where a Contract has not been novated or assigned to the Buyer on Completion:

    (a)
    to the extent it lawfully can, the Seller must permit the Buyer to have the benefit of and exercise the Seller's rights under the Contract from Completion until the novation or assignment occurs;

    (b)
    to the extent it lawfully can, the Buyer must perform all the obligations under the Contract with effect from Completion; and

    (c)
    the Seller must take all reasonable steps to ensure that the Contract is novated or assigned to the Buyer in accordance with this agreement as soon as reasonably practicable after Completion and the Buyer must give the Seller all reasonable assistance and information (including, without limitation, access to the Business Records) for that purpose.

  10.3
  Indemnity
  (a)
  Where the Buyer is performing the obligations under a Contract on or after Completion which Contract has not yet been assigned or novated under clause 10.2, the Buyer indemnifies the Seller in respect of any Loss which the Seller pays, suffers, incurs or is liable for at any time on or after Completion as a result of such performance.

  (b)
  Where the Seller is performing the obligations under a Contract on or after Completion, the Buyer indemnifies the Seller in respect of any Loss which the Seller pays, suffers, incurs or is liable for at any time after Completion as a result of the Seller's performance of the obligations, except if the Loss is due to any default of the Seller in performing those obligations or the negligence or wilful misconduct of the Seller.

  (c)
  Subject to clause 13.2, each of the Seller and the Guarantor jointly and severally indemnifies the Buyer in respect of any Loss which the Buyer pays, suffers, incurs or is liable for at any time after Completion as a result of any act or default of the Seller in performing the obligations under a Contract before the Completion Date.

  10.4
  Property Leases
  (a)
  On the date of this agreement, the Seller must give the Buyer a list of all information reasonably required from the Buyer under the Property Leases to enable the Seller to obtain the Transfer Approvals.

  (b)
  The Buyer must give all such information reasonably required by the Seller within 2 Business Days after receipt of the list of information pursuant to clause 10.4(a)and any guarantee or other security that is required by the lessor under the Property Lease as a condition of obtaining the Transfer Approval.

    (c)
    The Buyer must pay the reasonable legal and administrative costs of any lessor in obtaining the Transfer Approvals and the assignment or novation of any Property Lease not exceeding, in aggregate for all Property Leases, $5,000.

  10.5
  Failure to transfer

    The Seller has no liability to the Buyer in relation to its failure to assign or novate any Contract to the Buyer if the Seller has performed, to the extent it can, its obligations under this clause 10.

  10.6
  Transfer of Seller's rights to use the Third Party Intellectual Property
  (a)
  To the extent permitted by law and subject to the Seller obtaining the necessary consents, the Seller will use its reasonable endeavours to assign to the Buyer its rights (if any) to use the Third Party Intellectual Property. For the avoidance of doubt, the Seller is not required to pay any amounts or give any guarantees in performing its obligations under this clause 10.6.

  (b)
  The Seller has no liability to the Buyer in relation to its failure to assign any of its rights to use the Third Party Intellectual Property to the Buyer if the Seller has performed, to the extent it can, its obligations under this clause 10.6.

11    Employees and Contractors and Transitional Employees

  11.1
  Offer of employment by Buyer
  (a)
  The Buyer must conduct and the Seller shall facilitate orientation sessions for Employees at the Seller's offices in Sydney and Melbourne during the week commencing 12 August 2002 and must, on or before 16 August 2002, send, or procure that one of its wholly-owned subsidiaries (Oakton Computing Pty Limited or Charter Wilson & Associates Pty Limited) sends, each Employee a letter offering to employ the Employees or provide such offer to the Seller to be provided to the Employees by the Seller as the case may be. Such offer must:
  (1)
  be conditional on Completion and be deemed to be effective on and from the Completion Date;

  (2)
  be on the Employment Terms; and

  (3)
  provide that the Employee must advise the Buyer of the Employee's acceptance within 7 days after the date of the offer.
  (b)
  Subject to clause 11.2(b), the offer to each Employee must provide, among other things, that each Employee's years of service, annual leave, long service leave and, if applicable, sick leave and maternity leave owing will be transferred to their new employment with the Buyer subject to and in accordance with the Employment Terms.
  11.2
  Release of Transferring Employees by Seller
  (a)
  On Completion, the Seller must release the Transferring Employees from employment with the Seller with effect from the Completion Date.

  (b)
  On or after Completion, the Seller must pay the Transferring Employees all Employment Benefits and any Leave Benefits due to them at the Cut-off Time but not accrued in the Completion Statement as at the Cut-Off Time.

  (c)
  On or after Completion, the Buyer must pay the Transferring Employees all Employment Benefits and any Leave Benefits due to them at the Cut-Off Time and accrued in the Completion Statement as at the Cut-Off Time.

  (d)
  Subject to clause 11.2(b), after Completion but with effect from the Completion Date, the Buyer must pay the Transferring Employees all Employment Benefits and Leave Benefits

      accrued to them on or after Completion in accordance with the Employment Terms as and when they fall due and the Buyer shall have no recourse to the Seller for any such Employment Benefits, Leave Benefits and other entitlements on or after the Completion Date.

  11.3
  Non-transferring Employees, Transferring Employees, Transferring Contractors and Buyer Transitional Workers
  (a)
  Subject to clause 11.10, the Seller is solely responsible for those Employees who do not accept the Buyer's offer of employment (including but not limited to any Termination Liability).

  (b)
  Notwithstanding any other provision of this Agreement, the Seller is solely responsible for any Transferring Employee Termination Liability and any Buyer Transitional Worker Termination Liability.
  11.4
  Engagement of Contractors
  (a)
  Within 5 days of the date of this agreement, the Buyer must send, or procure that one of its wholly-owned subsidiaries (Oakton Computing Pty Limited or Charter Wilson & Associates Pty Limited) sends, each Contractor a letter offering to engage each such Contractor on the Contractor Terms. Such offer must:
  (1)
  be conditional on:
  (A)
  Completion;

  (B)
  with effect on and from Completion, the release of their engagement with the Seller;
  (2)
  be deemed to be effective on and from the Completion Date; and

  (3)
  provide that the Contractor must advise the Buyer of the Contractor's acceptance within 7 days after the date of the offer.
  11.5
  Pay-out of Transferring Contractors by Seller
  (a)
  On or after Completion, the Seller must pay the Transferring Contractors all amounts due to them at the Cut-off Time but not accrued in the Completion Statement as at the Cut-Off Time.

  (b)
  After Completion but with effect from the Completion Date, the Buyer must pay the Transferring Contractors all amounts accrued to them after Completion as and when they fall due and the Buyer shall have no recourse to the Seller for any such amounts on or after the Completion Date.
  11.6
  Seller responsible for non-transferring Contractors

    Subject to clause 11.10, the Seller is solely responsible for those Contractors who do not accept the Buyer's offer of engagement (including but not limited to any Termination Liability).

  11.7
  Indemnities
  (a)
  Subject to clauses 11.2(b) and 11.3(b), the Buyer indemnifies the Seller against any Loss which the Seller pays, suffers, incurs or is liable for at any time in respect of a Transferring Employee for:

  (1)
  Employment Benefits, Leave Benefits and any other entitlements due to or accrued by a Transferring Employee after Completion arising out of the Buyer's employment of that Transferring Employee in accordance with the Employment Terms on or after the Completion Date; or

  (2)
  any payments, costs or benefits arising out of the Buyer's employment of the Transferring Employee or the termination of that employment by the Buyer on or after the Completion Date.

    (b)
    Subject to clauses 11.3(b) and 11.5(a), the Buyer indemnifies the Seller against any Loss which the Seller pays, suffers, incurs or is liable for at any time in respect of a Transferring Contractor for any payments, costs or benefits arising out of the Buyer's engagement of the Transferring Contractor or the termination of that engagement by the Buyer on or after the Completion Date.

    (c)
    Subject to clause 11.2(c), the Seller indemnifies the Buyer against any Loss which the Buyer pays, suffers, incurs or is liable for at any time in respect of a Transferring Employee or Buyer Transitional Worker for:

    (1)
    Employment Benefits and any other entitlements due to a Transferring Employee or Buyer Transitional Worker before the Completion Date; or

    (2)
    any payments, costs or benefits arising out of the Seller's employment or engagement of the Transferring Employee or Buyer Transitional Worker before the Completion Date;

    (3)
    any Transferring Employee Termination Liability or Buyer Transitional Worker Termination Liability.
    (d)
    Subject to clause 11.5(b), the Seller indemnifies the Buyer against any Loss which the Buyer pays, suffers, incurs or is liable for at any time in respect of a Transferring Contractor for any payments, costs or benefits arising out of the Seller's engagement of the Transferring Contractor before the Completion Date.

    (e)
    Subject to 11.3(b), Sub clauses (c) and (d) do not apply to any payment arising out of or relating to any benefit or entitlement of a Transferring Employee for which the Buyer becomes liable under the offer of employment made by the Buyer pursuant to clause 11.1 or the offer of engagement made under clause 11.4 or 11.8(a).

  11.8
  Buyer Transitional Workers
  (a)
  Within 5 days after the date of this Agreement, the Buyer must send each person listed in Schedule 14 a letter offering to engage the person for a period of not less than 90 days and no more than 120 days after Completion and otherwise on terms to be agreed between the Buyer Transitional Worker and the Buyer.

  (b)
  On Completion, the Seller will release the Buyer Transitional Workers from employment or engagement with the Seller with effect on and from the Completion Date.

  (c)
  On and from Completion, the Buyer must pay the Buyer Transitional Worker all amounts accrued to them on or after Completion as and when they fall due and, subject to clause 11.8(d), the Buyer shall have no recourse to the Seller for any such amounts.

  (d)
  To the extent that a Buyer Transitional Worker provides services, as requested by the Guarantor in writing, to the Seller during the period in which the Buyer Transitional Worker is engaged by the Buyer, the Seller must reimburse the Buyer for the time the Buyer Transitional Worker is performing such services at the rate set out in schedule 19.

  (e)
  The Buyer indemnifies the Seller against any Loss which the Seller pays, suffers, incurs or is liable for at any time in respect of a Buyer Transitional Worker for:

  (1)
  Employment Benefits, Leave Benefits and any other entitlements due to or accrued by a Buyer Transitional Worker on or after Completion arising out of the Buyer's employment or engagement of that Buyer Transitional Worker in accordance with clause 11.8; or

      (2)
      any payments, costs or benefits arising out of the Buyer's employment or engagement of the Buyer Transitional Worker or the termination of that employment or engagement by the Buyer on or after the Completion Date.

  11.9
  Seller Transitional Workers
  (a)
  After Completion, to the extent that a Seller Transitional Worker provides services, as requested by the Buyer in writing, to the Buyer during the period in which the Seller Transitional Worker remains an employee or contractor of the Seller, the Buyer must reimburse the Seller for the time the Seller Transitional Worker is performing such services at the rate set out in schedule 19.

  (b)
  The Buyer agrees to allow each Seller Transitional Worker access to the Properties to carry out their work and allow reasonable access to the Business Records and the Business Assets at no cost to the Seller for the greater of:

  (1)
  120 days after Completion; and

  (2)
  the period of time in which both the Buyer and/or the Seller are utilising the transitional services of the Seller Transitional Worker.

  (c)
  Where a Seller Transitional Worker is providing services to the Seller and to the Buyer, the Seller Transitional Worker must spend:

  (1)
  not less than 50% of his or her time on providing services to the Seller; and

  (2)
  not less than 20% of his or her time on providing services to the Buyer.

        11.10    Reimbursement of Termination Liability

    (a)
    If at any time during the 12 months after Completion, the Buyer or a Related Corporation of the Buyer employs a person or engages a person as a contractor or consultant who was:

    (1)
    an employee of the Seller but who was not made an offer of employment by the Buyer under clause 11.1;

    (2)
    an Employee who was made an offer of employment by the Buyer under clause 11.1 but who did not accept such offer;

    (3)
    a contractor or consultant engaged by the Seller but who was not made an offer of engagement by the Buyer under clause 11.4; or

    (4)
    a Contractor who was made an offer of engagement by the Buyer under clause 11.4 but who did not accept such offer, or the Buyer must reimburse the Seller the amount of the Termination Liability suffered or incurred by the Seller in respect of such person.

    (b)
    Schedule 21 contains a list of persons described in clauses 11.10(a)(1) and 11.10(a)(3).

12    Superannuation

    (a)
    Within one month (or any longer period agreed between the Buyer and the Seller) after Completion the Buyer must, subject to clause 12(b), ensure that it replaces the Seller as the participating employer of the Seller's Fund with effect from Completion.

    (b)
    The Seller must use its reasonable endeavours to ensure that the Buyer becomes the participating employer of the Seller's Fund with effect from Completion, including the provision of information or the doing of such things as necessary to be done by the Seller to bring about that participation.

13    After Completion

  13.1
  Access to Information, Record Retention, Cooperation
  (a)
  Subject to compliance with contractual obligations and applicable laws and regulations, on or after Completion, and upon written request, each party shall allow each other party, its authorised representatives and professional advisers reasonable access to all non-privileged financial and accounting records, contracts, and other records and documents, within the possession or control of the first-mentioned party relating to the Business Assets, the Transferring Employees and the Transferring Contractors in the period prior to Completion. Written requests may also be made under this clause 13.1(a) by a party for cooperation from another party after Completion in connection with:

  (1)
  financial reporting and accounting matters;

  (2)
  preparation of financial statements and tax returns;

  (3)
  prosecution of any claims for a tax refund, defending any Tax claims or assessment;

  (4)
  preparation of any securities law or securities exchange filings,

      as they relate to the Business in respect of the period prior to Completion; and

      (5)
      any other matter related to the Business in respect of the period prior to Completion.

      The party receiving such written request under this clause 13.1(a) shall accede to the request unless it would be reasonable to do otherwise.

    (b)
    Except as may otherwise be required by law or agreed to in writing by the parties, each party shall use reasonable commercial efforts to preserve, until 6 years after the Completion Date, all Information pertaining to the Company prior to Completion. Notwithstanding the foregoing, in lieu of retaining any specific Information, any party may offer in writing to another party or parties to deliver such Information to the other party or parties, and if such offer is not accepted within 30 days, the offered Information may be disposed of at any time.

    (c)
    Subject to clause 13.1(e), each party (Recipient) shall hold, and shall use reasonable commercial efforts to cause any of its Related Corporations, representatives, consultants and advisers to hold, in strict confidence, all Information concerning another party disclosed to it by another party or parties or their representatives (Discloser) pursuant to this clause 13.1 except to the extent that such Information:

    (1)
    is or becomes generally available to the public other than due to a breach by the Recipient in connection with the disclosure of such information; or

    (2)
    is or becomes available on a non-confidential basis to the Recipient from a source other than the Discloser or any Related Corporation of the Discloser (if a company) or any agent, officer, employee or contractor of the Discloser or any Related Corporation of the Discloser, provided that the source of such information was not bound by an obligation of confidence to any person with respect to such information that it breached in connection with the disclosure of such information.

    (d)
    Subject to clause 13.1(e), the Seller and the Guarantor shall, and shall use reasonable commercial efforts to cause any of their Related Corporations, representatives, consultants and advisers to, hold in strict confidence and not to use for commercial purposes, except with the prior written consent of Buyer, all information concerning the Business that is confidential and held by any of the Seller, the Guarantor, any of their

      Related Corporations or their agents, employees, officers, representatives, consultants and advisers (Tier Group) except to the extent that such information is or becomes generally available to the public other than due to a breach by the Tier Group or is or becomes available on a non-confidential basis to the party from a source other than the Business or the Tier Group; provided that the source of such information was not bound by an obligation of confidence to any person with respect to such information which is breached in connection with the disclosure of such information.

    (e)
    No party shall disclose Information to any other person, except its auditors, solicitors, financial advisers, bankers and other consultants and advisers, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange (including, without limitation, the United States Securities and Exchange Commission); provided, however, that in the case of disclosure compelled by judicial or administrative process, the Recipient shall (to the extent permitted by applicable law) notify the Discloser promptly of the request and the documents requested so that the Discloser may seek an appropriate injunction or other appropriate remedy.

  13.2
  Pre-Completion obligations of the Seller
  (a)
  The Buyer agrees that to the extent it is reasonably able to fulfil and for so long as the Seller reasonably requires it, the Buyer will allow such Transferring Employees and Transferring Contractors as the Seller may reasonably request, or such other employee or contractor of the Buyer as reasonably substituted by the Buyer, to attend to such matters as the Seller may require to deal with:

  (1)
  any obligation after Completion in relation to an Excluded Contract;

  (2)
  any after-sales service (including remedying any defect) the Seller is obliged to provide in respect of goods or services which the Seller was obliged to supply or perform in respect of the Business before Completion; or

  (3)
  any obligation arising in respect of any guarantee or warranty given in respect of goods or services supplied by the Seller in the Business before Completion.

      The Buyer must also allow the Seller reasonable access to the Business Intellectual Property (at no cost to the Seller) for that purpose.

    (b)
    To the extent that a Transferring Employee or a Transferring Contractor provides services to the Seller after Completion, the Seller must reimburse the Buyer for the time the Transferring Employee or Transferring Contractor is performing such services at the Excluded Contract rate in schedule 19.

  13.3
  Restriction on use of Business Names, Domain Names and Trade Marks

    From Completion the Seller and the Guarantor must jointly and severally, and must procure that each of its respective Related Corporations, cease to use any words, logos, marks or names in its business resembling or likely to be mistaken for or confused with the Trade Marks, the Business Names, the Domain Names or the words "ADC Consultants" or any word or name which is substantially or deceptively similar to or reasonably likely to be confused with the Trade Marks, the Business Names, the Domain Names or the words "ADC Consultants".

  13.4
  Restriction on use of the word "Tier" and Tier Intellectual Property

    The Buyer must not, in carrying on the Business after Completion or otherwise:

    (a)
    use as a trade mark, business name, company name, domain name or otherwise the word "Tier" or any word or name which is substantially or deceptively similar to or reasonably likely to be mistaken for or confused with that word or any other name which would be reasonably likely to be associated with the Seller or a Related Corporation of the Seller, other than a Trade Mark, Business Name or Domain Name.

    (b)
    use the Tier Intellectual Property, or any name, word, logo, device, mark, packaging or get up which is substantially or deceptively similar to or reasonably likely to be mistaken for or confused with the Tier Intellectual Property.

  13.5
  Notice of Completion occurring

    As soon as practicable after Completion, the Buyer and the Seller must together notify the counter-party to each Contract transferred to the Buyer that Completion has occurred.

14    Competition

  14.1
  Definitions

    In this clause 14:

    Restraint Area means Australia;

    Restraint Period means 2 years from the Completion Date.

    Engage in means to participate, assist or otherwise be directly or indirectly involved as a member, shareholder, unitholder, director consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier.

  14.2
  Undertakings
  (a)
  The Seller and the Guarantor jointly and severally undertake to the Buyer that each of them will not, and will procure that each of their Related Corporations, and, subject to clause 14.2(e), each of the respective employees (other than the non-Transferring Employees of the Seller), contractors and sub-contractors (other than the non-Transferring Contractors) of the Seller, the Guarantor and each of the Seller's and the Guarantor's Related Corporations, (and for the avoidance of doubt such employees, contractors and sub-contractors include Mark Midwinter and Andrew McCormack) will not, for the Restraint Period in the Restraint Area:

  (1)
  carry on or otherwise be Engaged in any business which is substantially the same as, or competitive with, the Business without first obtaining the written consent of the Buyer, provided that the Seller or the Guarantor or any of their Related Corporations may provide services in Australia for an international client without the restraint in clause 14.2 applying where:

  (A)
  the agreement for the provision of such services in Australia is entered into with that international client located outside Australia; and

  (B)
  the provision of such services in Australia are an incidental part of a particular project for that international client to be predominantly performed outside Australia and are solely and directly related to that particular project.

  (2)
  solicit, canvass, induce or encourage any Transferring Employee, Transferring Contractor, or any person who was at any time during the 24 month period ending on the Completion Date a director, employee, contractor or agent of the Buyer to leave the employment, engagement or agency of the Buyer;

  (3)
  except as permitted by clause 14.2(a)(1), solicit, canvass, approach or accept any approach from any person who was at any time during the 24 month period ending on the Completion Date a customer of the Seller in respect of the Business with a view to obtaining the custom of any such person in a business which is the same or similar to the Business; or

      (4)
      interfere with the relationship between the Buyer and its clients, employees, contractors or suppliers.

    (b)
    Each covenant and restraint set out in clause 14.2(a) has effect and is to be interpreted as a separate and independent covenant and restraint.

    (c)
    The Seller and the Guarantor jointly and severally agree that the prohibitions and restrictions set out in this clause 14.2 are reasonable in the circumstances and necessary to protect the Goodwill.

    (d)
    If any of:

    (1)
    the several separate and independent covenants and restraints in clause 14.2 are or become invalid or unenforceable for any reason then that invalidity or unenforceability will not affect the validity or enforceability of any of the other separate and independent covenants and restraints in clause 14.2; and

    (2)
    the prohibitions or restrictions contained in this clause 14.2 is judged to go beyond what is reasonable in the circumstances and necessary to protect the Goodwill but would be judged reasonable and necessary if any activity were deleted or the period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or that period or area reduced by the minimum amount necessary.

    (e)
    Clause 14.2(a) shall only apply in relation to the employees, contractors or sub-contractors referred to in clause 14.2(a) and the restraint shall only apply to services rendered by the Seller, the Guarantor and each of their Related Corporations under its client contracts or arrangements for so long as those employees, contractors and sub-contractors are employed or engaged by any of the Seller, the Guarantor or any Related Corporation of the Seller or the Guarantor.
  14.3
  Exclusion from restraint

    Clause 14.2 does not restrict the Seller or the Guarantor or any of their Related Corporations from:

    (a)
    performing the proposed Allianz Australia Pty Limited contract and work for the Insurance Council as fully and fairly disclosed in the Disclosure Letter provided that all services to be performed after Completion in respect of the proposed Allianz Australia Pty Limited contract as disclosed in the Disclosure Letter is sub-contracted to the Buyer on reasonable commercial terms to be agreed between the parties;

    (b)
    collecting the receivables included in an Excluded Asset;

    (c)
    performing obligations under any Excluded Contracts; or

    (d)
    holding less than 10% of the issued share capital in a company listed on a recognised Stock Exchange.

15    Warranties

  15.1
  Warranties
  (a)
  Buyer's warranties:
  (1)
  Subject to clause 15.2 and 15.3, the Buyer gives the Buyer's Warranties in favour of the Seller.

      (2)
      The Buyer warrants to the Seller that each of the Buyer's Warranties is true on the date of this agreement.
    (b)
    Guarantor's Warranties:
    (1)
    The Guarantor gives the Guarantor's Warranties in favour of the Buyer.

    (2)
    The Guarantor warrants to Buyer that each of the Guarantor's Warranties is true on the date of this agreement.

    (3)
    The Guarantor makes the representation and gives the warranties set out in items 1, 2.1, 3, 4, 5 and 7 in part A of schedule 1 (with the necessary changes made so that, for the purpose of this clause 15.1(b)(3), a reference to the Buyer is to be read as a reference to the Guarantor).
    (c)
    Seller's Warranties:
    (1)
    For the purpose of giving the Warranties pursuant to this agreement, each party comprising the Seller:
    (A)
    gives the Warranties in items 1, 2, 3, 4, 8, 9, 10, 11, 12, 13, 15 and 16 of part B of schedule 1 severally in respect of those Business Assets which it owns or obligations for which it is liable (including Employees); and

    (B)
    gives the Warranties in items 5, 6, 7 and 14 of part B of schedule 1 jointly.
    (d)
    Subject to this clause 15 and clause 16, the Seller warrants to the Buyer that each of the Seller's Warranties is true at the date of this agreement.

  15.2
  Disclosure

    The Seller's Warranties, the Guarantor's Warranties and the Buyer's Warranties are given subject to the disclosures in, and the Buyer, the Seller or the Guarantor, as the case may be, must not claim that any fact or matter renders any of the Seller's Warranties, the Guarantor's Warranties or the Buyer's Warranties untrue or misleading or causes them to be breached if that fact, event or matter:

    (a)
    has been disclosed in:
    (1)
    this agreement;

    (2)
    in respect of the Seller's Warranties, the Disclosure Letter; or

    (3)
    in respect of the Seller's Warranties, the Disclosure Material; or
    (b)
    was, on or before the date of this agreement, otherwise actually known by the Buyer or any of its respective agents, employees, officers or advisers.

  15.3
  Matters of Public Record

    The Seller's Warranties, the Guarantor's Warranties and the Buyer's Warranties are given subject to the matters recorded in, and the Buyer, the Seller or the Guarantor, as the case may be, must not claim that any fact or matter renders any of the Seller's Warranties, the Guarantor's Warranties or the Buyer's Warranties untrue or misleading or causes them to be breached if that fact or matter has been disclosed in:

    (a)
    any public register kept by the Australian Securities and Investments Commission under the Act or by the United States Securities and Exchange Commission in relation to the Seller or the Buyer (as the case may be); or

    (b)
    any public register kept by a Government Agency under any applicable law in relation to the Properties or the Business Assets or the business of the Buyer (as the case may be).

  15.4
  Failure to transfer Contracts

    Provided that the Seller has complied with its obligations under clause 10, the Seller will not be in breach of any of the Seller's Warranties, and the Buyer must not claim that any fact, event or matter renders any of the Seller's Warranties untrue or misleading or causes them to be breached if the breach, fact, event or matter relates to or is connected with a Contract which has not been assigned or novated to the Buyer, or the Buyer does not obtain the benefit of the Contract, in the circumstances contemplated in clause 10.

  15.5
  Undertaking not to make claims
  (a)
  No representation, warranty or other assurance of any kind is given by or on behalf of any director, employee, officer or adviser of the Seller, the Guarantor or the Buyer, as the case may be (each a Related Person) and the Buyer and Seller as the case may be undertakes not to bring a claim against any such person.

  (b)
  In respect of each Related Person in favour of whom the undertaking in this clause 15.5 is made, the Seller, the Guarantor or the Buyer as the case may be holds that undertaking on trust for them.
  15.6
  No reliance
  (a)
  The Buyer, the Seller and the Guarantor confirm that in entering into, performing and completing this agreement neither of them has relied on any statement, representation, warranty, condition, promise or undertaking made by or on behalf of any of them or any Relevant Person in respect of them in the course of communications or negotiations, whether express or implied and whether oral or written and whether resulting from or implied by conduct, prior to or during the negotiation or after the making of this agreement and not expressly set out in this agreement.

  (b)
  Without limiting the generality of any other clause, the Buyer acknowledges to and agrees with the Guarantor and the Seller (for itself and for each other Relevant Person) that except as expressly set out in this agreement:

  (1)
  no Relevant Person has made any express or implied representation, warranty, condition, promise or undertaking about the Business;

  (2)
  the Buyer is not entitled to terminate or rescind this agreement on any account whatsoever.

16    Limitation of Liability

  16.1
  Limitation of Liability
  (a)
  No party is liable to any other party for, and no party must make, any claim arising from or relating to any statement, representation, warranty, promise, undertaking or agreement under or in connection with this agreement or in connection with the sale of the Business or the Business Assets made by a person or resulting from or implied by conduct of a person in the course of communications or negotiations in connection with this agreement, the sale of the Business or the Business Assets, unless:

  (1)
  it is expressly set out or referred to in this agreement; or

  (2)
  the right to make or institute legal proceedings in respect of the claim arises out of a statutory right which cannot be excluded by contract,

  (3)
  and in either case the amount finally awarded or agreed as being payable in respect of any individual claim by the Seller to the Buyer, the Buyer to the Seller, the Guarantor to the Buyer or the Buyer to the Guarantor as the case may be exceeds $250,000 (in which event the liability of the Seller, the Guarantor or the Buyer as the case may be shall be for the full amount of that claim).

  (b)
  For the purpose of clause 16.1(a), where a claim relates to more than one event, circumstance, act or omission which event, circumstance, act or omission would separately give rise to a claim, such claim will be treated as a separate claim in respect of each such event, circumstance, act or omission.

    (c)
    Neither the Seller nor the Guarantor is liable to the Buyer for any claim in respect of any matter to the extent that the amount finally adjudicated or agreed as being payable in respect of the claim was taken into account in determining the Purchase Price.

    (d)
    No party may make a claim under this Agreement if such party is in default in payment of the Purchase Price or is otherwise in default under this Agreement.

  16.2
  No liability if loss is otherwise compensated for

    Where any party (the claimant) is at any time entitled to recover from a third party (the insurer) any sum in respect of any matter giving rise to a claim, the claimant must first make a claim on and enforce (in a reasonable and proper manner) the claim against the insurer prior to taking action against the another party to this Agreement and, in the event that the claimant recovers any amount from the insurer, the amount of the claim against the any party to this Agreement will be reduced by the amount recovered, less all reasonable costs, charges and expenses incurred by the claimant recovering that sum from the insurer.

  16.3
  Acts of the Buyer

    Neither the Seller nor the Guarantor is liable for any claim which is attributable to:

    (a)
    any act, omission, transaction or arrangement of or carried out by or at the request of or with the specific consent of the Buyer or any Related Corporation of the Buyer, whether before or after the Completion Date; or

    (b)
    any admission of liability made on or after the Completion Date by the Buyer or any Related Corporation of the Buyer.

  16.4
  Acts of the Seller

    The Buyer is not liable for any claim which is attributable to:

    (a)
    any act, omission, transaction or arrangement of or carried out by or at the request of or with the specific consent of the Seller or any Related Corporation of the Seller, whether before or after the Completion Date; or

    (b)
    any admission of liability made on or after the Completion Date by the Seller or any Related Corporation of the Seller.

  16.5
  Limitation to Buyer's period of ownership

    The liability of the Seller and the Guarantor to the Buyer for any claim ceases if and when the Business or any substantial part of the Business ceases to be owned by the Buyer or a Related Corporation of the Buyer.

  16.6
  Limitation for future and past events

    Neither the Seller or the Guarantor is liable to the Buyer for any claim which would not have arisen but for, or for any loss or damage attributable to:

    (a)
    anything done or not done after Completion by the Buyer or a Related Corporation of the Buyer or any person acting or purporting to act on behalf of the Buyer or a Related Corporation of the Buyer;

    (b)
    the enactment of any legislation after the date of this agreement including legislation which has a retrospective effect; and

    (c)
    anything done or not done before the commencement of Seller's ownership of the Business.

  16.7
  Time limits

    Neither the Seller, the Guarantor or the Buyer will be liable to the other for any claim unless the Buyer, the Seller or Guarantor as the case may be has given written notice to the other setting out all reasonable details of the claim on or before 30 September 2003, other than in the case of claims under clause 14, in which case it is 2 years and 90 days after the Completion Date.

  16.8
  Maximum amount of Claims

    The maximum aggregate amount which the Buyer, the Seller or the Guarantor may recover from the other in respect of all claims under or in connection with this agreement or the sale of the Business or the Business Assets is $3,000,000.

  16.9
  Obligations of the claiming party
  (a)
  Within 10 Business Days after receiving any claim or demand or being served with any legal proceedings which may lead to liability on the part of the Seller, the Guarantor or the Buyer under any claim (the claiming party), the claiming party must give written notice to the other (the offending party) setting out all reasonable details of the claim, demand or legal proceedings.

  (b)
  The offending party must not accept, compromise or pay any claim or demand or agree to arbitrate, compromise or settle any legal proceedings which may lead to liability on the part of the claiming party under any claim without the prior written approval of the claiming party (which approval will not be unreasonably withheld).

  (c)
  Upon receiving from the claiming party an indemnity against all Loss which may result, the offending party must take any action and provide any assistance the claiming party reasonably requires to avoid, contest, compromise or defend any claim, demand or legal proceedings which may lead to liability on the part of the claiming party under any claim including providing witnesses and documentary or other evidence and allowing the claiming party and its legal advisers to inspect and take copies of all relevant books, records, files and documents.

  (d)
  The claiming party is not liable to the offending party for any claim arising from a claim, demand or legal proceedings in respect of which the offending party does not in all material respects comply with this clause 16.9.

        16.10    Insurance and reimbursement

    (a)
    Neither the Seller, the Guarantor or the Buyer is liable to the other for any claim for Loss which is recovered by that party (net of all costs of recovery) under a policy of insurance.

    (b)
    The Buyer, the Seller or the Guarantor as the case may be must reimburse to the other an amount equal to any sum paid by the other in respect of any claim which is subsequently recovered by or paid to the Buyer, the Seller or the Guarantor as the case may be by any third party (including any insurer), net of all Loss in respect of recovering such amounts.

        16.11    Purchase Price

    Nothing in this clause 16 prejudices the rights of any party in respect of payment of the Purchase Price or the Completion Date Net Amount.

17    Termination

  17.1
  Return of Information and Documents
  (a)
  If this agreement is rescinded or terminated, the Buyer must:

  (1)
  immediately cease using all information and documents disclosed or provided by or on behalf of the Seller to the Buyer or any representative of the Buyer in connection with the sale of the Business Assets; and

  (2)
  return all such documents and any copies of such documents to the Seller within 5 Business Days of the date of the rescission or termination.

  (3)
  not, for a period of 12 months from the date of the rescission or termination, without the prior written consent of the Seller, approach any contractor, officer or employee of the Seller for the purpose of recruiting that person for employment or engagement as a contractor or consultant by the Buyer or by any Related Corporation of the Buyer.
  (b)
  If this agreement is rescinded or terminated, the Seller must:
  (1)
  immediately cease using all information and documents disclosed or provided by or on behalf of the Buyer to the Seller or any representative of the Seller in connection with the sale of the Business Assets; and

  (2)
  return all such documents and any copies of such documents to the Buyer within 5 Business Days of the date of the rescission or termination.

  (3)
  not, for a period of 12 months from the date of the rescission or termination, without the prior written consent of the Buyer, approach any contractor, officer or employee of the Buyer for the purpose of recruiting that person for employment or engagement as a contractor or consultant by the Seller or by any Related Corporation of the Seller.

18    Announcements and confidentiality

    (a)
    Neither the Buyer, the Guarantor or the Seller may make any announcement or otherwise disclose any information or documents received in confidence in connection with the sale and purchase of the Business or other matters relating to this agreement (other than to its officers, employees and advisers on a confidential basis) unless the other of them has consented to the terms and circumstances of the announcement or disclosure.

    (b)
    Consent to an announcement under clause 18(a) must not be unreasonably withheld or delayed where the announcement or disclosure is required by law (including the ASX Listing Rules and requirements of the United States Securities and Exchange Commission or any stock exchange) or for the purpose of announcing entry into this agreement or Completion of the sale and purchase of the Business Assets and the assumption of the Accepted Liabilities.

19    Duties, costs and expenses

  19.1
  Duties
  (a)
  Subject to (b) the Buyer must pay any Duty in respect of the execution, delivery and performance of this agreement and any other agreement or document entered into or signed in connection with this agreement.

  (b)
  The Seller must reimburse the Buyer for any Stamp Duty incurred by the Buyer to the extent it results from the assignment of the Receivables under this agreement. The Seller shall pay any such duty within 5 Business Days after notice thereof from the Buyer indicating that it has paid the duty and the allocation of such duty to the Receivables.

  19.2
  Costs and expenses
  (a)
  Subject to clause 19.1, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery, stamping and registration of this agreement and any other agreement or document entered into or signed under this agreement.

  (b)
  Any action to be taken by the Buyer or the Seller in performing its obligations under this agreement must be taken at its own cost and expense unless otherwise provided in this agreement.
  19.3
  GST
  (a)
  Any reference in this clause to terms defined or used in the A New Tax System (Goods and Services Tax) Act 1999 is, unless the context indicates otherwise, a reference to that term as defined or used in that Act.

  (b)
  Any amount referred to in this Agreement which is relevant in determining a payment to be made by one of the parties to the other is exclusive of GST unless indicated otherwise.

  (c)
  If GST is imposed on a supply made under or in connection with this Agreement then the consideration provided for that supply ('GST exclusive consideration') is increased by the rate at which GST is imposed. The additional consideration is payable together with the consideration to which it relates at the later of:

  (1)
  the time that the GST exclusive consideration is payable; and

  (2)
  two business days before the last day that the party liable to pay the GST is legally obliged to remit that GST to the Australian Taxation Office.
  (d)
  The recipient of a taxable supply made under or in connection with this Agreement need not make any payment for that supply until the party that made that supply has issued a tax invoice to the recipient for that supply. For the avoidance of doubt, the payment of the Deposit to the Escrow Agent shall not be treated as a payment for a taxable supply until it is released by the Escrow Agent in accordance with the terms of this Agreement.

  (e)
  If one of the parties to this Agreement is entitled to be reimbursed for an expense or outgoing incurred in connection with the Agreement, then the amount of the reimbursement will be net of any input tax credits which may be claimed by the party being reimbursed in relation to that expense or outgoing.

20    Guarantee and indemnity

  20.1
  Guarantee

    The Guarantor unconditionally and irrevocably guarantees to the Buyer:

    (a)
    the payment of the Guaranteed Moneys; and

    (b)
    the performance of the Seller's obligations under this agreement.

  20.2
  Payment

    If the Guaranteed Moneys are not paid when due, the Guarantor must immediately on demand from the Buyer pay to the Buyer the Guaranteed Moneys in the same manner and currency as the Guaranteed Moneys are required to be paid.

  20.3
  Performance

    If the Seller fails to perform its obligations under this agreement when they are due, the Guarantor must immediately on demand from the Buyer cause the Seller to perform its obligations under this agreement.

  20.4
  Indemnity
  (a)
  If any of the Guaranteed Moneys (or amounts which would have been Guaranteed Moneys had they not been irrecoverable) are irrecoverable by the Buyer:
  (1)
  from the Seller; or

  (2)
  from the Guarantor on the basis of a guarantee,

      the Guarantor unconditionally and irrevocably and, as a separate and principal obligation:

      (3)
      indemnifies the Buyer against any Loss suffered, paid or incurred by the Buyer in relation to the non-payment of those amounts; and

      (4)
      must pay to the Buyer an amount equal to those amounts.
    (b)
    The Guarantor indemnifies the Buyer against any Loss suffered, paid or incurred by the Buyer in relation to:
    (1)
    the failure of the Seller to perform its obligations under this agreement; or

    (2)
    the failure of the Guarantor to cause the Seller to perform its obligations under this agreement.

  20.5
  Extent of guarantee and indemnity
  (a)
  This clause 20 applies:
  (1)
  to the present and future amount from time to time of the Guaranteed Moneys and the present and future obligations of the Seller under this agreement; and

  (2)
  to this agreement, as amended, supplemented, renewed or replaced.
  (b)
  The obligations of the Guarantor under this clause 20 extend to any increase in the Guaranteed Moneys and any change in the obligations of the Seller as a result of:
  (1)
  any amendment, supplement, renewal or replacement of any agreement to which the Buyer and the Seller are a party; or

  (2)
  the occurrence of any other thing.
  (c)
  This clause 20 is not affected nor are the obligations of the Guarantor under this agreement released or discharged or otherwise affected by the grant of time, waiver, covenant not to sue or other indulgence or anything which but for this provision might have that effect.

  (d)
  This clause 20 applies:
  (1)
  regardless of whether the Guarantor is aware of or has consented to or is given notice of any amendment, supplement, renewal or replacement of any agreement to which the Seller and the Buyer are a party or the occurrence of any other thing;

  (2)
  irrespective of any rule of law or equity to the contrary; and

  (3)
  irrespective of whether the Seller is wound up or de-registered or an External Administrator is appointed to the Seller.

  20.6
  Avoidance of payments
  (a)
  If any payment, conveyance, transfer or other transaction relating to or affecting the Guaranteed Moneys or any obligation of the Seller under this agreement is:
  (1)
  void, voidable or unenforceable in whole or in part; or

  (2)
  is claimed to be void, voidable or unenforceable and that claim is upheld, conceded or compromised in whole or in part,

      the liability of the Guarantor under this clause 20 and any power is the same as if:

      (3)
      that payment, conveyance, transfer or transaction (or the void, voidable or unenforceable part of it); and

      (4)
      any release, settlement or discharge made in reliance on any thing referred to in clause 20.6(a)(3),

      had not been made and the Guarantor must immediately take all action and sign all documents necessary or required by the Seller to restore to the Buyer this clause 20 and any Encumbrance held by the Buyer immediately before the payment, conveyance, transfer or transaction.

    (b)
    Clause 20.6(a) applies whether or not the Buyer knew, or ought to have known of, anything referred to in that clause.

  20.7
  Principal and independent obligation
  (a)
  This clause 20 is:
  (1)
  a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

  (2)
  independent of and not in substitution for or affected by any other collateral security which the Buyer may hold in respect of the Guaranteed Moneys or any other obligation of the Seller.
  (b)
  This clause 20 is enforceable against the Guarantor:
  (1)
  without first having recourse to any collateral security;

  (2)
  whether or not the Buyer has:

  (A)
  made demand upon the Seller; or

  (B)
  given notice to the Seller or any other person in respect of any thing; or

  (C)
  taken any other steps against the Seller or any other person; and
  (3)
  whether or not any Guaranteed Moneys are due.
  20.8
  Buyer's acknowledgment

    The Buyer acknowledges and agrees that the Seller may be liquidated provided that this clause 20 remains in full force and effect notwithstanding the Seller has been liquidated.

  20.9
  Continuing guarantee and indemnity

    This clause 20 is a continuing obligation of the Guarantor, despite:

    (a)
    any settlement of account; or

    (b)
    the occurrence of any other thing,

    and remains in full force and effect until:

    (c)
    all the Guaranteed Moneys have been paid in full;

    (d)
    the obligations of the Seller under this agreement have been performed; and

    (e)
    this clause 20 has been finally discharged by the Buyer. Unless discharged by the Buyer sooner, the Guarantor shall (other than in respect of clause 8 unless all Receivables have been paid to the Buyer) be automatically discharged from its obligations under this Agreement on 30 September 2004 (other than in the case of clause 14, in which case it is 2 years and 90 days after the Completion Date) of the Completion Date unless a claim has been notified to the Guarantor pursuant to clause 16.7. After 30 September, 2004 or the expiry of the 2 year plus 90 day period as the case may be, the obligations of the Guarantor under this Agreement shall relate solely to payment of Receivables (unless all Receivables have been paid to the Buyer) and any such claim as notified.

        20.10    Assigning benefit

    The Buyer may assign the benefit of this clause 20 without the Guarantor's consent if the Buyer assigns the benefit of this agreement with the Seller's consent which will not be unreasonably withheld.

        20.11    Exclusion of subrogation and other rights

    Until all the Guaranteed Moneys have been paid in full and the Buyer is satisfied that it will not have to repay any money received by it or the Guarantor is discharged under this Agreement, the Guarantor may not (either directly or indirectly):

    (a)
    claim, exercise or attempt to exercise a right of set-off or counterclaim or any other right or raise any defence which might reduce or discharge the Guarantor's liability under this clause 20;

    (b)
    claim or exercise a right of subrogation or a right of contribution or claim the benefit of a Collateral Security; or

    (c)
    unless the Buyer has given a direction to do so (in which case it must do so in accordance with the direction as trustee for the Buyer):

    (i)
    prove, claim or exercise voting rights in the Insolvency of a Seller; or

    (ii)
    otherwise claim or receive the benefit of a distribution, dividend or payment arising out of the Insolvency of a Seller.

        20.12    Deduction or withholding required

    If the Guarantor must deduct or withhold Taxes from a payment to the Buyer, it must:

    (a)
    make that deduction and/or withholding, pay to the appropriate Public Authority the full amount deducted and/or withheld as required by law and give the Buyer a receipt for the payment; and

    (b)
    increase its payment to the Buyer to an amount which will result in the Buyer receiving (after deduction or withholding of any Taxes in respect of the increased payment) the full amount which it would have received if no deduction or withholding had been required.

        20.13    Consideration

      The Guarantor acknowledges that it is entering into this Agreement and providing the guarantee and indemnity in this clause 20 in consideration of the Buyer having agreed, at the request of the Guarantor, to enter into this Agreement and for other valuable consideration.

21    General

  21.1
  Notices
  (a)
  Any notice or other communication under this agreement:

  (1)
  must be in legible writing and in English addressed as shown below:

(A)	if to the Seller:
	Address:	1350 Treat Boulevard, Suite 250, Walnut Creek, California, United States of America
	Attention:	Legal Department
	Facsimile:	+925 946 1142;
Copy to Freehills:
	Address:	Level 32, MLC Centre, 19-29 Martin Place, Sydney, NSW, Australia
	Attention:	Mr Philip Christensen
	Facsimile:	+612 9322 4000;
(B)	if to the Buyer:
	Address:	262 Burwood Road, Hawthorn, Victoria
	Attention:	Mr Paul Holyoake
	Facsimile:	+61 3 9818 1511;
Copy to Minter Ellison:
	Address:	525 Collins Street, Melbourne, Victoria, Australia
	Attention:	Mr Marcus Best
(C)	Facsimile:	+613 8608 2914; and if to the Guarantor:
	Address:	1350 Treat Boulevard, Suite 250, Walnut Creek, California, United States of America
	Attention:	Legal Department
	Facsimile:	+925 946 1142;
Copy to Freehills:
	Address:	Level 32, MLC Centre, 19-29 Martin Place, Sydney, NSW, Australia
	Attention:	Mr Philip Christensen
	Facsimile:	+612 9322 4000,

        or as otherwise specified by a party by notice;

      (2)
      must be signed or in the case of a facsimile, appear to have been signed, by an authorised representative of the sender;

      (3)
      is regarded as given and received:

      (A)
      if delivered by hand, when delivered to the addressee;

      (B)
      if sent by post, 3 Business Days from and including the date of postage; or

      (C)
      if sent by facsimile transmission, (when the transmission is successfully transmitted as reported by the sender's machine),

        but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee's time) it is regarded as received at 9.00am on the following Business Day; and

      (4)
      can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

    (b)
    A facsimile transmission is not regarded as successfully transmitted if the addressee telephones the sender within 4 hours after the transmission is received or regarded as received under clause 21.1(a)(3) and informs the sender that it is not legible or incomplete.

    (c)
    A notice or communication under this agreement may not be given by email.

    (d)
    In this clause 21.1, a reference to an addressee includes a reference to an addressee's directors, secretary, agents or employees and any person reasonably believed by the sender to be a director, secretary, agent or employee of the addressee.

  21.2
  Governing law and jurisdiction
  (a)
  This agreement is governed by the laws of New South Wales and each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales.

  (b)
  Each party irrevocably waives any immunity in respect of its obligations under this agreement that it may acquire from the jurisdiction of any court or any legal process for any reason including the service of notice, attachment before judgment, attachment in aid of execution or execution.

  (c)
  Each party irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

  (d)
  The Guarantor appoints Freehills solicitors, Level 38, MLC Centre, Martin Place, Sydney, New South Wales, Australia (attention Mr Philip Christensen) in relation to proceedings in New South Wales as its agent to receive service of any legal process on its behalf without excluding any other means of service permitted by the law of the relevant jurisdiction.

  21.3
  Prohibition and enforceability
  (a)
  Any provision of, or a right or remedy arising under, this agreement which is prohibited or unenforceable in any jurisdiction is ineffective in that jurisdiction only to the extent of that prohibition or unenforceability.

  (b)
  If any provision of this agreement is unenforceable in any jurisdiction, it does not affect the enforceability of that provision in any other jurisdiction or the enforceability of the remaining provisions in any jurisdiction.

  (c)
  This clause 21.3 is not limited by any other provision of this agreement in relation to severability, prohibition or enforceability.

  21.4
  Waiver
  (a)
  Any waiver or election in relation to a provision of or a right or remedy arising under this agreement (including this clause 21.4) must be in writing and signed by the party granting the waiver.

  (b)
  A failure or delay in exercise or partial exercise of a right, power, authority, discretion or remedy arising from a breach of or default under this agreement, does not result in a waiver of that right, power, authority, discretion or remedy.

  21.5
  Variation

    A variation of any term of this agreement must be in writing and signed by the parties.

  21.6
  Cumulative rights and merger
  (a)
  The rights, powers, authorities, discretions and remedies of a party under this agreement do not exclude or in any way limit any other right, power, authority, discretion or remedy.

  (b)
  No unperformed obligation and no accrued cause of action merges on Completion or as a result of any thing done to bring about Completion.

  21.7
  Continuing indemnities and survival of indemnities
  (a)
  Each indemnity in this agreement is a continuing obligation despite any settlement of account or the occurrence of any other thing and remains in full force until all money owing contingently or otherwise under any indemnity has been paid in full.

  (b)
  Each indemnity in this agreement is an additional, separate and independent obligation and survives the termination of this agreement. No one indemnity limits the generality of any other indemnity.

  21.8
  Default interest
  (a)
  If a party fails to pay any amount payable under this agreement on the due date, that party must pay interest on the amount unpaid at the higher of 12% per annum and the rate (if any) fixed or payable under a judgment or other thing referred to in clause 21.8(b)(1).

  (b)
  The interest payable under clause 21.8(a):

  (1)
  accrues from day to day from and including the due date for payment up to the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged; and

  (2)
  may be capitalised by the person to whom it is payable at monthly intervals.

  21.9
  Further assurances

    Each party must do all things reasonably necessary to give full effect to this agreement and the transactions contemplated by this agreement.

        21.10    Specific performance

    The Buyer acknowledges that monetary damages alone would not be adequate compensation to the Seller for the Buyer's breach of its obligation to complete the sale of the Business Assets under this agreement and that accordingly specific performance of that obligation is an appropriate remedy.

        21.11    Entire agreement

    Except for the confidentiality deed dated 14 June 2002 between the Seller, the Guarantor and the Buyer, this agreement supersedes all previous agreements in respect of its subject matter and embodies the entire agreement between the parties.

        21.12    Third party rights

    (a)
    No person (including an Employee) other than the Buyer and the Seller has or is intended to have any right, power or remedy or derives or is intended to derive any benefit under this agreement.

    (b)
    Any promise, undertaking, indemnity, warranty or representation given by the Seller under this agreement is given in favour of the Buyer and not the Guarantor unless the contrary is expressly stated.

        21.13    Attorneys

    Each of the attorneys executing this agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

        21.14    No assignment

    Neither the Seller nor the Buyer may assign this agreement or transfer the benefit of this agreement or a right or remedy under it without first obtaining the written consent of the other and, in the case of the Buyer, the Guarantor.

        21.15    Counterparts

    This agreement may be signed in any number of counterparts and all those counterparts together make one instrument.

        21.16    Survival

    Clauses 17 (Termination), 18 (Announcement and confidentiality) and 19 (Duties, costs and expenses) survive the termination of this agreement but it should not be inferred from the existence of this clause 21.16 that any other clause that is intended to survive termination does not survive if it would otherwise do so.

[The Schedules have been omitted, however, they will be provided to the Commission supplementally upon request.

Executed as an agreement:

Signed by Tier Technologies (Australia) Pty Limited by:
/s/ DAVID LAIDLAW Secretary/Director	/s/ JAMES L. BILDNER Director
David Laidlaw Name (please print)	James L. Bildner Name (please print)
Signed by ADC Consultants Pty Limited by:
/s/ DAVID LAIDLAW Secretary/Director	/s/ JAMES L. BILDNER Director
David Laidlaw Name (please print)	James L. Bildner Name (please print)
Signed by GC Simsion GR Bowles & Associates Pty Limited by:
/s/ DAVID LAIDLAW Secretary/Director	/s/ JAMES L. BILDNER Director
David Laidlaw Name (please print)	James L. Bildner Name (please print)
Signed by Oakton Limited by:
/s/ PAUL HOLYOAKE Secretary/Director	/s/ T.G. NORTON Director
Paul Holyoake Name (please print)	T.G. Norton Name (please print)
Signed by Tier Technologies, Inc by:
/s/ LAURA B. DEPOLE Secretary/Director	/s/ JAMES L. BILDNER Director
Laura B. DePole Name (please print)	James L. Bildner Name (please print)